UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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CON-WAY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Con-way Inc.

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Shareholders

MAY 12, 2015

Con-way Inc.

2211 Old Earhart Road
Suite 100
Ann Arbor, Michigan 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ON MAY 12, 2015

March 30, 2015

Dear Con-way Inc. Shareholder:

The Con-way Inc. Annual Meeting of Shareholders will be held on Tuesday, May 12, 2015, at 9:00 a.m., Eastern Time, at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan 48242.

We are pleased to furnish our proxy materials over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about March 30, 2015, we mailed to our shareholders a Notice of Internet Access and Availability of Proxy Materials, which contains instructions on how to vote, how to access our 2015 Proxy Statement and 2014 Annual Report on Form 10-K online, and how to request paper copies of the proxy materials.

At the Annual Meeting, you will be asked to vote on the following matters:

•	To elect to the Board of Directors the eleven director nominees who are named in the attached Proxy Statement for a one-year term until the 2016 Annual Meeting;
•	To approve, through a non-binding advisory vote, the compensation of the named executive officers of the Company as disclosed in the attached Proxy Statement;
•	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015;
•	If properly raised, to consider the two shareholder proposals described on pages 62 – 68 of the attached Proxy Statement; and
•	To transact any other business properly brought before the Annual Meeting.

Shareholders of record at the close of business on March 17, 2015, are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you attend the Annual Meeting, the Company urges you to promptly vote and submit your proxy via a toll-free number or over the Internet. If you received a paper copy of the proxy card by mail, you may submit your proxy by signing, dating and mailing the proxy card in the envelope provided. If you attend the Annual Meeting and prefer to vote in person, you will be able to do so and your vote at the Annual Meeting will revoke any proxy you have previously submitted.

Sincerely,

STEPHEN K. KRULL
Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be held on May 12, 2015

Con-way’s 2015 Proxy Statement and 2014 Annual Report on Form 10-K are available at
http://www.envisionreports.com/CNW

2015 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider before voting, and you should read the entire Proxy Statement carefully before voting.

2015 Annual Meeting of Shareholders

• Time and Date	9:00 A.M., Eastern Time, May 12, 2015
• Place	The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan 48242
• Record Date	March 17, 2015
• Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote. You may vote in person at the meeting or by telephone, the Internet or mail. Please see “How Proxies Work” on page 4 for details.
• Admission	All shareholders are invited to attend the meeting. If you are a shareholder but do not own shares in your name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.
You can obtain driving directions to the meeting at www.con-way.com in the Investor Events Calendar under the Investor tab.

Voting Matters and Board Recommendations

Agenda Item	Board Vote Recommendation	Page Reference
Election of the eleven director nominees named in the attached Proxy Statement	FOR EACH DIRECTOR NOMINEE	7
Advisory vote to approve executive compensation	FOR	15
Ratification of appointment of KPMG LLP as independent registered public accounting firm for 2015	FOR	16
Shareholder proposal relating to shareholder action by written consent	AGAINST	62
Shareholder proposal relating to accelerated vesting of equity awards	AGAINST	65

Board Nominees

The following table provides summary information about each director nominee. Each director is elected annually by a majority of the votes cast.

Name	Age	Director Since	Occupation	Independent	Committee Memberships
					AC	CC	FC	GNC
W. Keith Kennedy, Jr.	71	1996	Retired President and CEO, Watkins-Johnson Company	Y	M			M
Michael J. Murray	70	1997	Retired President, Global Corporate and Investment Banking, Bank of America Corporation	Y		M		C
Edith R. Perez	60	2010	Senior Vice President and General Counsel, Maya Cinemas North America, Inc.	Y	M			M
P. Cody Phipps	53	2013	President and CEO, United Stationers Inc.	Y		M	M
John C. Pope	66	2003	Chairman, PFI Group, LLC	Y	C, ACFE
William J. Schroeder	70	1996	Retired Silicon Valley Entrepreneur	Y		C
Wayne R. Shurts	55	Director nominee	Executive Vice President and Chief Technology Officer, Sysco Corporation	Y
Douglas W. Stotlar	54	2005	President and CEO, Con-way Inc.	N
Peter W. Stott	70	2004	President, Columbia Investments, Ltd.	Y	M		C
Roy W. Templin	54	2012	Chairman of the Board, Con-way Inc.	Y
Chelsea C. White III	69	2004	Schneider National Chair of Transportation and Logistics, Georgia Institute of Technology	Y		M	M

AC	Audit Committee
CC	Compensation Committee
FC	Finance Committee
GNC	Governance and Nominating Committee
M	Member
C	Chairman
ACFE	Audit Committee Financial Expert

2014 Company Performance Highlights

•	Improved top-line & bottom-line consolidated results with a revenue increase of 6.1% from 2013 and a 28.5% improvement in operating income from 2013
•	Drove higher profits year-over-year across our businesses
•	Announced a $150 million share repurchase program and a 50% increase in our quarterly dividend, returning approximately $45 million in cash to our shareholders through share repurchases and dividends
•	Grew total shareholder return by 25%

How 2014 Executive Compensation Was Tied to Company Performance

•	Year-over-year increase in profitability at each of our business units resulted in above-target annual incentive compensation payouts for our named executive officers (“NEOs”), other than Mr. Bianco, the head of Menlo Logistics
•	Performance share plan unit (“PSPU”) awards granted to our NEOs in 2012, paid out at 134% of target based on performance against the pre-established goals for three-year average annual EBITDA growth during 2012 – 2014

2014 Target Total Compensation Mix

Our CEO’s and other NEOs’ pay is heavily dependent on the achievement of performance goals and is impacted by our stock price. Consistent with the pay-for-performance and pay-at-risk principles fundamental to our executive compensation program, for 2014, approximately 80% of our CEO’s target pay and, on average, approximately 72% of the target pay of our other NEOs was in the form of at-risk incentive compensation, both annual cash bonuses and long-term equity-based awards.

2016 Annual Meeting of Shareholders

Shareholder proposals intended to be presented at the 2016 Annual Meeting of Shareholders must be received by the Company no later than December 1, 2015, to be considered for inclusion in the Company’s proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

The Company’s Bylaws require that any proposal (including any director nomination) intended to be presented directly at the 2016 Annual Meeting, and not submitted for inclusion in the Company’s proxy materials as described above, must be submitted in accordance with the requirements of the Bylaws no earlier than December 14, 2015 and no later than January 13, 2016.

Corporate Governance Highlights

✓	All Director nominees other than CEO are independent
✓	Annual election of all Directors
✓	Majority voting in uncontested elections
✓	Independent, non-executive Chairman
✓	Annual Board self-evaluation process
✓	Right of shareholders holding a 25% “net long position” to call a special meeting
✓	Right of shareholders to act by written consent of 66 2/3% of outstanding shares
✓	No supermajority provisions in our charter documents (other than shareholder action by written consent)
✓	Hedging, short sale and pledging policies
✓	Stock ownership guidelines for NEOs and Directors and stock retention policy for NEOs
✓	“Clawback” of incentive compensation in certain circumstances
✓	No stock option repricing
✓	No tax gross-ups

Con-way Inc.

2211 Old Earhart Road, Suite 100
Ann Arbor, Michigan 48105
Telephone: (734) 757-1444

PROXY STATEMENT

March 30, 2015

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (“Board”) of Con-way Inc. (“Con-way,” “Company,” “we,” “us,” or “our,” as the context requires) for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Tuesday, May 12, 2015, at 9:00 a.m., Eastern Time, at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan, 48242. This Proxy Statement is first being sent to shareholders on or about March 30, 2015.

Who May Vote

If you are a shareholder of record at the close of business on March 17, 2015, you will be entitled to vote at the Annual Meeting. As of that date, there were 57,695,248 shares of common stock of the Company outstanding and entitled to vote. Each share of common stock has the right to one non-cumulative vote.

How Proxies Work

Only votes cast in person at the Annual Meeting or received by proxy before the Annual Meeting will be counted at the Annual Meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three convenient ways:

•	By Telephone: Call toll-free 1-800-652-VOTE (8683) and follow the instructions.
•	By Internet: Go to www.envisionreports.com/CNW and follow the instructions.
•	By Mail: Complete, sign, date and return your proxy card in the provided envelope.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 11, 2015.

As permitted by Securities and Exchange Commission (“SEC”) rules, the Company is making this Proxy Statement and its Annual Report on Form 10-K (“Annual Report”) available to its shareholders electronically via the Internet. On or about March 30, 2015, we will mail our shareholders a Notice of Internet Access and Availability of Materials (“Notice”), which contains instructions on how to vote, how to access this Proxy Statement and our Annual Report online, and how to request paper copies of the materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

If your proxy is properly submitted or returned, the shares represented by your proxy will be voted in accordance with your instructions. However, if you return a signed proxy card and no instructions are given, your shares will be voted in accordance with the recommendations of the Board, as discussed below.

Revoking a Proxy

You may revoke your proxy or change your vote at any time prior to its use at the Annual Meeting. There are three ways you may do so: (1) give the Secretary of the Company a written direction to revoke your proxy, (2) submit a later dated proxy card or a later dated vote by telephone or Internet, or (3) attend the Annual Meeting and vote in person.

Board of Directors’ Recommendations

The Board recommends you vote:

•	FOR the election of the eleven director nominees described below,
•	FOR the approval, on an advisory basis, of the Company’s executive compensation,
•	FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015, and
•	AGAINST each of the shareholder proposals, Proposal 4 and Proposal 5.

Quorum and Required Vote

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting. A nominee for director in an uncontested election will be elected to the Board if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. Any incumbent director who fails to receive the required number of votes for re-election is subject to the Company’s Director Resignation Policy, which is described under “Majority Voting; Director Resignation Policy.”

Approval of each other matter on the agenda for the Annual Meeting requires the favorable vote of the holders of a majority of the voting power represented at the meeting and entitled to vote on such matter.

Abstentions from voting will have no effect on the election of directors. For all other matters, abstentions from voting will have the same effect as voting against the matter.

Shares Held Through a Broker, Bank or Other Nominee

If you hold your shares beneficially (that is, “in street name” through a broker, bank or other nominee), you must follow directions received from the broker, bank or other nominee in order to vote your shares.

If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote”. For this Annual Meeting, only ratification of the appointment of the independent registered public accounting firm is considered a routine matter; so, there will not be any broker non-votes with respect to that proposal. For all other matters, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Information for Participants in the Company’s 401(k) Plans

If you are a participant in one or more of the Con-way Retirement Savings Plan, the Con-way 401(k) Plan or the Con-way Personal Savings Plan (the “Plans”), your proxy card will serve as voting instructions to the Trustee of the Plans, T. Rowe Price Trust Company, for shares of Company common stock credited to your account(s). If you fail to give timely voting instructions to the Trustee, your shares will be voted by the Trustee in the same manner and proportion as shares in the Plan for which valid voting instructions have been received on a timely basis. To allow sufficient time for voting by the Trustee of the Plans, your voting instructions for shares held in the Plans must be received by 11:59 p.m., Eastern Time, on May 8, 2015.

Attendance at the Annual Meeting

All shareholders are invited to attend the Annual Meeting. Persons who are not shareholders may attend only if invited by the Board. If you are a shareholder but do not own shares in your name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

The Board, pursuant to the Certificate of Incorporation and the Bylaws, has determined that the number of directors of the Company shall be eleven. There are eleven nominees for director at our 2015 Annual Meeting of Shareholders. Each director is elected annually for a term of one year.

The following persons are the nominees of the Board for election to the Board of Directors to serve for a one-year term until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified:

W. Keith Kennedy Jr.	Wayne R. Shurts
Michael J. Murray	Douglas W. Stotlar
Edith R. Perez	Peter W. Stott
P. Cody Phipps	Roy W. Templin
John C. Pope	Chelsea C. White III
William J. Schroeder

All of our director nominees, other than Mr. Shurts, have previously been elected by our shareholders. Pursuant to the retirement age provision of the Company’s Corporate Governance Guidelines, one of our current eleven directors, Mr. John J. Anton, has not been nominated for re-election at the 2015 Annual Meeting and will retire from the Board as of the 2015 Annual Meeting. The Board has nominated Mr. Shurts for election at our 2015 Annual Meeting to fill the vacancy that would otherwise be left by Mr. Anton’s retirement. Mr. Shurts was identified as a potential director candidate by a third-party search firm. He was reviewed as a director candidate by our Governance and Nominating Committee, which recommended his nomination by the Board of Directors.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Biographical Information

The Board seeks to have members with a variety of backgrounds and experiences. Set forth below for each director nominee is a summary of biographical information and a brief description of the experience, qualifications, attributes or skills that led the Board to conclude that the director or director nominee should serve on the Board.

Director Since	Name, Principal Occupation and Other Information
1996	W. Keith Kennedy Jr.
Dr. Kennedy served as Chairman of Con-way Inc. from January 2004 to January 2014, as interim Chief Executive Officer from July 2004 to April 2005 and as Vice Chairman from April 2002 to January 2004. In January 2000, he retired as President and Chief Executive Officer of Watkins-Johnson Company, an equipment and electronic products manufacturer for the telecommunications and defense industries. He had held that position since January 1988. He joined Watkins-Johnson in 1968 and held various positions with the company.
Director Qualifications:
Dr. Kennedy brings a breadth of experience to the Board derived from his prior service as chief executive officer of a large publicly-traded manufacturing company that, like Con-way, was engaged in multiple lines of business. He has experience in the areas of acquisitions and dispositions, doing business with the United States government, conducting business overseas, and optimizing supply chains. In addition, Dr. Kennedy has knowledge of the Company’s businesses gained through his service as a Company director and his past service as Chairman of the Board and as interim Chief Executive Officer. Age: 71.

Director Since	Name, Principal Occupation and Other Information
1997	Michael J. Murray
Mr. Murray retired in July 2000 as president of Global Corporate and Investment Banking at Bank of America Corporation and as a member of the corporation’s Policy Committee. From March 1997 to September 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank. Mr. Murray was named a BankAmerica vice chairman and head of the U.S. and International Groups in September 1995. Prior to September 1994, Mr. Murray was vice chairman and head of Corporate Banking for Continental Bank, which he joined in 1969.
Private Company and Non-Profit Boards: Director of the Mattersight Corporation and member of the Advisory Council for the College of Business of the University of Notre Dame
Director Qualifications:
Mr. Murray brings over 30 years of banking and finance experience to the Board. During his career, he held a number of senior positions with major financial institutions. His experience advising major corporations and private equity firms on financing issues has enabled him to provide insights to the Board when the Company considers equity and debt offerings. In addition, having played a key role in the Bank of America/NationsBank merger, Mr. Murray has experience in the area of mergers and acquisitions, which has proved valuable to the Board when considering possible strategic acquisitions by the Company. Age: 70.

Director Since	Name, Principal Occupation and Other Information
2010	Edith R. Perez
Ms. Perez has served as the Senior Vice President and General Counsel of Maya Cinemas North America, Inc., a company that develops and operates a chain of megaplex movie theaters, since September 2014. In 2011, she retired from the law firm of Latham & Watkins LLP, where she practiced for more than 25 years and was an equity partner in the Finance Department.
Private Company and Non-Profit Boards: Serves on the boards of the National Recreation Foundation, Affordable Living for the Aging, and Junior Achievement (Southern California)
Director Qualifications:
Ms. Perez brings valuable legal knowledge and experience to the Board, including in the areas of financing, real estate, land use, mergers and acquisitions, and general corporate transactions. Ms. Perez also has considerable international experience, having represented American and other foreign companies in Mexico, Nicaragua and Brazil on various transactions. These skills and experience enable her to provide guidance to the Board on legal matters facing the Company, as well as on proposed corporate and financial transactions. In addition, her considerable international experience is of value to the Board as the Company’s businesses continue to explore international opportunities. Age: 60.

Director Since	Name, Principal Occupation and Other Information
2013	P. Cody Phipps
Mr. Phipps has served as the President and Chief Executive Officer of United Stationers Inc., a Fortune 500 wholesale distributor of business products, since May 2011. Prior to that, Mr. Phipps served as United Stationers’ President and Chief Operating Officer since September 2010 and as President, United Stationers Supply from October 2006 to September 2010. He joined United Stationers in August 2003 as its Senior Vice President, Operations. Prior to that, Mr. Phipps was a partner at McKinsey & Company, Inc., a global management consulting firm, where he was a leader in its North American Operations Effectiveness Practice and its Service Strategy and Operations Initiative. Prior to that, Mr. Phipps worked for The Information Consulting Group, a systems consulting firm, and at IBM.
Other Public Company Boards: Director of United Stationers Inc. (USTR) since May 2011
Director Qualifications:
Mr. Phipps has expertise in strategic planning, mergers and acquisitions, operations management, and leadership, which he developed in his career at United Stationers and in his prior positions at McKinsey and IBM. He has extensive knowledge of all aspects of managing and leading a complex business organization with specific knowledge of North American markets. Mr. Phipps brings to our Board his experience in developing growth strategies for diversified distribution businesses and his expertise in the areas of supply chain systems, logistics, service operations and marketing. Age: 53.

Director Since	Name, Principal Occupation and Other Information
2003	John C. Pope
Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm, since July 1994 and as Chairman of the Board of R.R. Donnelley & Sons Company, a NASDAQ-listed provider of print and related services, since May 2014. Mr. Pope was Chairman of the Board of Waste Management, Inc., a NYSE-listed waste collection and disposal firm, from November 2004 to December 2011. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components until its merger. Prior to that, Mr. Pope served in various roles at United Airlines and UAL Corporation, including President and Chief Operating Officer and as a member of the Board of Directors. Mr. Pope also spent 11 years with American Airlines and its parent, AMR Corporation, serving as Senior Vice President of Finance, Chief Financial Officer and Treasurer. He was employed by General Motors Corporation prior to entering the airline industry.
Other Public Company Boards:
Chairman of the Board of R.R. Donnelley & Sons Company (RRD) since May 2014 and its director since 1996
Director of Kraft Foods Group, Inc. (KRFT) since 2001
Director of Waste Management, Inc. (WM) since 1997
Director of Dollar Thrifty Automotive Group, Inc. from 1997 to 2012
Director of Navistar International Corporation from 2012 to 2013
Director Qualifications:
Mr. Pope draws on experience gained not only from his prior service as chief financial officer of two large publicly-traded companies in the transportation industry (and president and chief operating officer of one of those companies), but also from his current positions as chairman of a private equity firm and as a member of the boards of directors and audit committees of other publicly-traded companies. Through his service on these other boards and audit committees, Mr. Pope is able to share insights with the Board and Audit Committee regarding corporate governance best practices. Age: 66.

Director Since	Name, Principal Occupation and Other Information
1996	William J. Schroeder
Mr. Schroeder served as the Chairman of Oxford Semiconductor from July 2006 and Interim Chief Executive Officer from April 2007 until the sale of the company in January 2009. He served as President and CEO of Vormetric, Inc., an enterprise data storage security firm, from 2002 to 2004. During 2000, Mr. Schroeder was President and CEO of CyberIQ Systems, Inc., an Internet traffic switch company. Previously, he was employed by: Diamond Multimedia Systems, Inc. as President and CEO (1994 – 1999); Conner Peripherals, Inc., initially as President and Chief Operating Officer (1986 – 1989) and later as Vice Chairman (1989 – 1994); and Priam Corporation as President and CEO (1978 – 1986). Earlier, Mr. Schroeder served in various management or technical positions at Memorex Corporation, McKinsey & Co., and Honeywell, Inc.
Other Public Company Boards: Director of Nimble Storage Inc. (NMBL) since April 2013
Private Company and Non-Profit Boards: Director of Xirrus, Inc. and Vormetric, Inc.
Director Qualifications:
Mr. Schroeder has over 25 years of operating and executive experience at various technology companies, including as president or chief executive officer of three publicly-traded companies. He has experience as an entrepreneur, having grown several small technology companies to a size that they could be taken public. Mr. Schroeder’s entrepreneurial skills and his software and operations experience are of benefit to the Board, particularly when evaluating new business opportunities, IT system investments, and matters relating to the Company’s Menlo Logistics business unit. Age: 70.

Director Nominee	Name, Principal Occupation and Other Information
Wayne R. Shurts
Mr. Shurts has served as the Executive Vice President and Chief Technology Officer of Sysco Corporation, the largest North American distributor of food and related products primarily to the foodservice or food-away-from-home industry, since October 2012. Prior to joining Sysco Corporation, Mr. Shurts served as Executive Vice President and Chief Information Officer of SuperValu Inc., a wholesale distributor to grocery retail customers, from 2010 until 2012. Between 2006 and 2010, he held various senior roles with Cadbury, a multinational confectionery company. His last position with Cadbury was Chief Information Officer from 2008 to 2010. From 1981 to 2001, Mr. Shurts served in various positions with Nabisco Brands Inc.
Director Qualifications:
Mr. Shurts draws on his experience as the current chief technology officer of the largest distributor of food and related products in North America using its own and contracted trucking fleets and transportation systems. He would bring to our Board his diverse transportation and distribution background and his substantial expertise in the development of technology-enabled business strategy and in the application of information technology and advanced data analytics to all aspects of a company’s operations, including ordering, pricing, logistics and transportation. Through his prior service in various finance, sales, logistics and distribution, and information technology positions, Mr. Shurts has developed a broad perspective on the strategic value of technology, and he has the ability to see its application and value from the business perspective. Age: 55.

Director Since	Name, Principal Occupation and Other Information
2005	Douglas W. Stotlar
Mr. Stotlar has served as President and Chief Executive Officer of Con-way Inc. since April 2005. Prior to that, Mr. Stotlar served as President and Chief Executive Officer of Con-way Freight, the Company’s regional trucking subsidiary, since December 2004. He served as Con-way Freight’s Executive Vice President and Chief Operating Officer from 2002 to 2004 and its Executive Vice President of Operations from 1999 to 2002. Prior to joining Con-way Freight, Mr. Stotlar served as Vice President and General Manager of Con-Way NOW. Mr. Stotlar joined the Con-way organization in 1985 as a freight operations supervisor for Con-Way Central Express, one of the Company’s regional trucking subsidiaries, and subsequently served in various management positions.
Other Public Company Boards: Director of AECOM (ACM) Director of URS Corporation from 2007 until AECOM’s 2014 acquisition of URS
Private Company and Non-Profit Boards:
Serves as a Detroit branch director of the Federal Reserve Bank of Chicago
Serves as Treasurer and is on the Executive Committee of the American Trucking Association and on the Board of Directors of the American Transportation Research Institute
Director Qualifications:
As Chief Executive Officer and through his prior service in a series of increasingly senior leadership positions at the Company’s Con-way Freight business unit, Mr. Stotlar has developed a deep understanding of the Company’s customers, workforce, operations, culture, and key business drivers. As Chief Executive Officer, he understands the evolving corporate governance practices and regulatory environment that are important to shareholders and regulatory agencies. Mr. Stotlar also holds leadership positions in a number of industry organizations, through which he gains insights into industry and supply chain shifts and evolving practices that are helpful in shaping Company strategy. Age: 54.

Director Since	Name, Principal Occupation and Other Information
2004	Peter W. Stott
Mr. Stott has been president of Columbia Investments, Ltd. since 1983. He has also served as the vice chairman and a principal of ScanlanKemperBard Companies, a real estate private equity firm, from 2005 to 2010 and CEO from 2008 to 2010. He was formerly President and CEO of Crown Pacific from 1988 to 2004. Prior to that, Mr. Stott founded Market Transport, Ltd. in 1969, the largest “asset-based” transportation and logistics services company headquartered in Oregon. Market Transport, Ltd. was acquired in 2006 by UTi Worldwide, a NASDAQ-traded transportation and logistics company.

Private Company and Non-Profit Boards:
Serves on the Foundation Board and Governing Board of Portland State University
Serves on the Board of the Horatio Alger Association of Distinguished Americans
Member of the Founder’s Circle of SOLVE
Trustee of the Portland Art Museum
Director of Gerding/Edlen Development Company, Riverpoint Farms and Omega Morgan
Director Qualifications:
Mr. Stott brings to the Board over 45 years of experience in transportation and logistics services, having founded and operated a large asset-based transportation and logistics company. This experience enables Mr. Stott to provide insights into operational and service matters affecting the Company. He also has experience with real estate private equity investments and knowledge of commercial real estate in the Pacific Northwest, including Portland, Oregon where the Company has significant real estate holdings. Age: 70.

Director Since	Name, Principal Occupation and Other Information
2012	Roy W. Templin
Mr. Templin has served as the Chairman of the Board of Con-way Inc. since January 2014. Mr. Templin retired in 2012 as the Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a NYSE-listed manufacturer and marketer of major home appliances, a position that he held since September 2004. Mr. Templin was also a member of Whirlpool Corporation’s Executive Committee since September 2004. Prior to joining Whirlpool, Mr. Templin was Vice President of Finance and Chief Accounting Officer for Kimball International, Inc., a manufacturer of furniture and contract electronic products. Before joining Kimball, Mr. Templin worked for Cummins, Inc. Earlier in his career, Mr. Templin held positions at NCR Corporation and Price Waterhouse. Mr. Templin is a certified public accountant (CPA) and certified management accountant (CMA).
Other Public Company Boards: Serves on the Board of Trustees for the Goldman Sachs Mutual Funds
Director Qualifications:
Mr. Templin draws on extensive experience serving as a senior executive, most recently as the chief financial officer of a large, global publicly-traded company. As a chief financial officer, Mr. Templin was responsible not only for all aspects of finance but also had, for several years, responsibility for the information technology function (IT). Through his executive experience and as a CPA and CMA, he brings to our Board thorough knowledge of audit practices coupled with insights into overseeing the management of our financial and strategic operations. He possesses broad international experience, including experience with respect to significant corporate acquisitions and transactions. Age: 54.

Director Since	Name, Principal Occupation and Other Information
2004	Chelsea C. White III
Dr. White is the Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology. He was Director of the Trucking Industry Program, a program in the A.P. Sloan Foundation Industry Studies Network, and is the former Executive Director of The Logistics Institute at Georgia Tech. He was founding editor-in-chief of the IEEE Transactions and Intelligent Transportation Systems (ITS), and has served as the ITS Series book editor for Artech House Publishing Company.
Private Company and Non-Profit Boards: Director of the Bobby Dodd Institute and the Industry Studies Association
Director Qualifications:
As Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology, Dr. White has in-depth knowledge of the transportation and logistics sectors. His research focuses on issues of key importance to the Company, including analyzing the role of real-time information and enabling information technology for improved logistics and supply chain productivity and risk mitigation, with a focus on the U.S. trucking industry. Dr. White writes and speaks extensively on supply chain and logistics topics such as trends in the industry, the globalization of innovation in the logistics industry, information technology in the trucking industry, and competitive performance in the U.S. trucking industry. Age: 69.

PROPOSAL NUMBER 2: ADVISORY VOTE TO APPROVE
EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. This is the fifth consecutive year that the Company is asking shareholders to vote on this type of proposal, known as a “say-on-pay” proposal. At the Annual Meeting of Shareholders held in 2014, approximately 90% of the total votes cast were voted in favor of the Company’s say-on-pay proposal. At the 2011 Annual Meeting, shareholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. The Board recommended that a say-on-pay vote be held annually, and an overwhelming majority of shareholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, the advisory vote on NEO compensation will be held on an annual basis at least until the next non-binding shareholder vote on the frequency of future say-on-pay votes.

Accordingly, we are providing our shareholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our NEOs disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the holders of Con-way Inc.’s common stock approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the proxy statement for the Con-way Inc. 2015 annual meeting of shareholders pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the report of the Compensation Committee, and the executive compensation tables and related footnotes and narrative).”

The fundamental goal of our executive compensation program is to incentivize our executives to create sustainable value for our shareholders over the long-term while effectively managing through the economic cycles of our business. To help achieve this goal, the key objectives of our executive compensation program are to:

In order to effectively meet our goal, we have designed our executive compensation program around two key compensation principles: pay for performance and pay at risk. Please see the Compensation Discussion and Analysis for additional detail regarding our executive officer compensation program.

The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NUMBER 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At last year’s annual meeting, shareholders ratified the appointment of KPMG LLP as independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2014. The Board recommends that shareholders vote in favor of ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. A representative of the firm will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. The Company has been informed by KPMG LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates. KPMG LLP has served as the Company’s independent registered public accounting firm since 2003.

Fees

The following table sets forth the aggregate fees for services KPMG LLP provided to the Company during the fiscal years ended December 31, 2014 and December 31, 2013:

	2014	2013
Audit Fees	$1,683,052	$1,648,199
Audit-Related Fees	—	—
Tax Fees	113,500	64,000
All Other Fees	—	—
Total	$1,796,552	$1,712,199
•	Audit Fees. Represents fees for professional services for the audit of the Company’s annual financial statements for the fiscal year, for reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year, and for services provided by KPMG LLP in connection with statutory or regulatory filings for the fiscal year.
•	Tax Fees. Represents fees billed for professional services rendered for tax compliance, tax advice and tax planning.
•	All Other Fees. No fees were billed by KPMG LLP to the Company for products and services rendered in 2014 and 2013, other than the Audit Fees and Tax Fees described in the preceding paragraphs.

All of the services performed by KPMG LLP during 2014 and 2013 were pre-approved by the Audit Committee of the Board, which concluded that the provision of the non-audit services described above is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

Prior to retaining KPMG LLP to provide services in any fiscal year, the Audit Committee first reviews and approves KPMG LLP’s fee proposal and engagement letter. In the fee proposal, each category of services (Audit, Audit-Related, Tax and All Other) is broken down into subcategories that describe the nature of the services to be rendered and the fees for such services. For 2014 and 2013, the Audit Committee also pre-approved nominal additional fees (beyond those included in the KPMG LLP fee proposal) for services in a limited number of subcategories, based on unanticipated need. The Company’s pre-approval policy provides that the Audit Committee must specifically pre-approve any engagement of KPMG LLP for services outside the scope of the fee proposal and engagement letter.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

AUDIT COMMITTEE REPORT

In connection with its review of the audited financial statements of the Company for the fiscal year ended December 31, 2014, the Audit Committee has reviewed and discussed the audited financial statements with management, and discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014, for filing with the SEC.

The Audit Committee

John C. Pope, Chairman	Edith R. Perez
John J. Anton	Peter W. Stott
W. Keith Kennedy, Jr.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of the Company’s common stock, as of March 17, 2015, by each of the directors, director nominees and the NEOs identified in the Summary Compensation Table below, and by our current directors and executive officers as a group. The percentages shown are based on the outstanding shares of common stock as of March 17, 2015.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
John J. Anton	9,903	*
Robert L. Bianco, Jr.(2)	59,362	*
Stephen L. Bruffett(3)	85,338	*
W. Keith Kennedy, Jr.	24,247	*
Stephen K. Krull(4)	22,012	*
W. Gregory Lehmkuhl(5)	21,874	*
Michael J. Murray	40,947	*
Edith R. Perez	10,084	*
P. Cody Phipps	5,142	*
John C. Pope	23,795	*
William J. Schroeder	35,693	*
Wayne R. Shurts	—	*
Douglas W. Stotlar(6)	359,234	*
Peter W. Stott	15,882	*
Roy W. Templin	9,093	*
Chelsea C. White III	21,063	*
All directors and executive officers as a group (19 persons)(7)	861,774	1.5%

*	Less than one percent of the Company’s outstanding shares of common stock.
(1)	Represents shares as to which the individual has sole voting and investment power (or for which the individual shares such power with his or her spouse). None of these shares has been pledged as security. The shares shown include 2,248 restricted shares for each of the non-employee directors, with the exception of Mr. Anton.
(2)	The amount shown includes 8,700 shares which Mr. Bianco has the right to acquire within 60 days of March 17, 2015 pursuant to vested stock options. In addition to the holdings shown in the above table, Mr. Bianco holds 32,719 restricted stock units (“RSUs”) that are not scheduled to vest within 60 days of March 17, 2015.
(3)	The amount shown includes 27,813 shares which Mr. Bruffett has the right to acquire within 60 days of March 17, 2015 pursuant to vested stock options. In addition to the holdings shown in the above table, Mr. Bruffett holds 37,056 RSUs that are not scheduled to vest within 60 days of March 17, 2015.
(4)	In addition to the holdings shown in the above table, Mr. Krull holds 28,814 RSUs that are not scheduled to vest within 60 days of March 17, 2015.
(5)	The amount shown includes 11,776 shares which Mr. Lehmkuhl has the right to acquire within 60 days of March 17, 2015 pursuant to vested stock options. In addition to the holdings shown in the above table, Mr. Lehmkuhl holds 37,769 RSUs that are not scheduled to vest within 60 days of March 17, 2015.
(6)	The amount shown includes 156,933 shares which Mr. Stotlar has the right to acquire within 60 days of March 17, 2015 pursuant to vested stock options. In addition to the holdings shown in the above table, Mr. Stotlar holds 94,248 RSUs that are not scheduled to vest within 60 days of March 17, 2015 and 14,735 phantom stock units under the Company’s Deferred Compensation Plan for Executives and Key Employees that will be paid out in cash.
(7)	The amount shown includes 269,986 shares which all directors and executive officers as a group have the right to acquire within 60 days of March 17, 2015 pursuant to vested stock options.

STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS

The following table sets forth information as to any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock, which information has been obtained from filings pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	5,326,555	9.2%
Hotchkis and Wiley Capital Management, LLC.(2)	5,021,422	8.7%
The Vanguard Group(3)	3,396,708	5.9%

(1)	Based on information contained in a Schedule 13G/A filed on January 15, 2015. The Schedule 13G/A indicates that BlackRock, Inc. has a principal business office at 55 East 52nd Street, New York, NY 10022. This amount reflects the total shares beneficially owned by BlackRock, Inc. and certain subsidiaries as of December 31, 2014. Blackrock has sole voting power over 5,128,875 shares and no voting power over 197,680 shares, and sole dispositive power over all shares.
(2)	Based on information contained in a Schedule 13G/A filed on February 13, 2015. The Schedule 13G/A indicates that Hotchkis and Wiley Capital Management, LLC is an investment adviser with a principal business office at 725 S. Figueroa Street, Los Angeles, CA 90017. This amount reflects the total shares held by Hotchkis clients as of December 31, 2014. Hotchkis has sole voting power over 4,638,622 shares and no voting power over 382,800 shares, and sole dispositive power over all shares.
(3)	Based on information contained in a Schedule 13G/A filed on February 11, 2015. The Schedule 13G/A indicates that The Vanguard Group has a principal business office at 100 Vanguard Blvd., Malvern, PA 19355. This amount reflects the total shares beneficially owned by The Vanguard Group and certain subsidiaries as of December 31, 2014. The Vanguard Group has sole voting power over 38,511 shares and no voting power over 3,358,197 shares, and sole dispositive power over 3,362,997 shares and shared dispositive power over 33,711 shares.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND
BOARD COMMITTEES; CORPORATE GOVERNANCE

Director Independence Standards

Pursuant to NYSE listing standards, our Board has adopted a formal set of categorical Director Independence Standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE corporate governance listing standards. In accordance with these standards, to be considered independent, a director must be determined to have no material relationship with the Company other than as a director. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. Our Director Independence Standards are available on the Company’s corporate website at www.con-way.com under the heading “Corporate Governance” within the “Investors” tab.

Director Independence

The Board has determined that each incumbent director and director nominee other than our Chief Executive Officer (or “CEO”), Douglas W. Stotlar, is an independent director under the NYSE listing standards and our Director Independence Standards.

Majority Voting; Director Resignation Policy

The Company’s Bylaws provide for majority voting in the election of directors, except in the case of contested elections, which is when the number of nominees exceeds the number of directors to be elected. In addition, the Board has adopted a Director Resignation Policy, setting forth the actions to be taken if a director fails to receive the required number of votes for re-election.

Such policy requires an incumbent director who fails to obtain a majority vote in an uncontested election in accordance with the Company’s Bylaws to tender his or her resignation to the Chairman of the Board within five days after the election results are certified. The Governance and Nominating Committee of the Board then considers the resignation and makes a recommendation to the Board concerning the acceptance or rejection of the resignation. The recommendation must be made within 45 days, and the Board must take action on the recommendation within 90 days, following the annual meeting of shareholders at which the election of directors occurred. The Company will announce the Board’s decision regarding such resignation in a Form 8-K filed with the SEC within four business days after the decision is made.

In making its recommendation, the Governance and Nominating Committee will consider all factors it deems relevant, including the reasons why shareholders voted against the director’s election, the qualifications of the director and whether the director’s resignation is in the best interests of the Company and its shareholders. The Committee will also consider possible alternatives concerning the tendered resignation, including acceptance, rejection, or rejection coupled with a commitment to seek to address and cure the reasons underlying the director’s failure to receive the required number of votes for re-election.

The Policy also provides for the independent members of the Board to consider resignations tendered pursuant to this Policy in the event that a majority of the members of the Governance and Nominating Committee fails to receive the required number of votes for re-election.

Board Meetings; Board Leadership Structure; Sessions of Non-Management Directors

During 2014, the Board held five meetings. Each incumbent director attended at least 75% of all meetings of the Board and the committees of the Board on which he or she served.

The Company currently has both a non-executive Chairman of the Board, Mr. Templin, and a Chief Executive Officer, Mr. Stotlar, and has had a separate Chairman and Chief Executive Officer at all times since 1998, except for a ten-month period from 2004 to 2005 when the then-Chairman of the Board also served as interim Chief Executive Officer.

Separating these positions allows our CEO to focus on both setting the strategic direction and providing the day-to-day leadership of the Company, while the Chairman of the Board can then focus on providing advice to, and overseeing the performance of, the CEO. Although our Bylaws and Corporate Governance Guidelines do not require the separation of these positions, the Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for the Board at this time.

Pursuant to the Company’s Corporate Governance Guidelines, Mr. Templin also serves as the Board’s “Lead Non-Management Director.” Non-management members of the Board meet in executive session on a regularly scheduled basis, with Mr. Templin presiding at such executive sessions. Neither the CEO nor any other member of management attends the meetings of non-management directors, unless their attendance is specifically requested by the non-management directors. For information regarding how to communicate with the Lead Non-Management Director and other members of the Company’s Board, see “Communications with Directors” below.

Standing Committees

The Board currently has the following four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Governance and Nominating Committee. Each of these standing committees is governed by a written charter approved by the Board. A copy of each charter can be found on the Company’s website as follows:

Audit Committee:

http://www.con-way.com/en/investor_relations/corporate_governance/committee_charters/ audit_committee/

Compensation Committee:

http://www.con-way.com/en/investor_relations/corporate_governance/committee_charters/ compensation_committee/

Finance Committee:

http://www.con-way.com/en/investor_relations/corporate_governance/committee_charters/ finance_committee/

Governance and Nominating Committee:

http://www.con-way.com/en/investor_relations/corporate_governance/committee_charters/ governance_and_nominating_committee/

Copies of the charters are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

The current members of each of the standing committees of the Board are shown below:

Name	Audit	Compensation	Finance	Governance and Nominating
John J. Anton	✓			✓
W. Keith Kennedy, Jr.	✓			✓
Michael J. Murray		✓		C
Edith R. Perez	✓			✓
P. Cody Phipps		✓	✓
John C. Pope	C
William J. Schroeder		C
Douglas W. Stotlar
Peter W. Stott	✓		C
Roy W. Templin*
Chelsea C. White III		✓	✓

✓ =	Current member
C =	Committee Chair
* =	Chairman of the Board

Descriptions of the Audit, Compensation, Finance and Governance and Nominating Committees follow:

Audit Committee: The Audit Committee assists the Board in its oversight of matters involving the accounting, auditing, financial reporting, and internal control functions of the Company. Under its charter, the Audit Committee is responsible for the appointment, evaluation and compensation of the Company’s outside independent auditors. The Committee receives and reviews reports on the Company’s accounting and internal control policies and procedures and oversees the work of the Company’s outside independent auditors and internal auditors. Under its charter, the Audit Committee also provides oversight of the Company’s Compliance program. The Company has established a Compliance Committee, chaired by the Chief Compliance Officer and comprised of a cross-functional team of Company employees, which provides a process for addressing ethics and compliance complaints, including complaints regarding accounting, internal accounting controls, or auditing matters, and for reporting such complaints to the Audit Committee, as appropriate.

Each Audit Committee member has been determined to be an independent director under the NYSE listing standards. The Board has determined that Mr. Pope qualifies as an “audit committee financial expert” as such term is defined in rules adopted by the SEC. The Committee met ten times during 2014.

Compensation Committee: The Compensation Committee approves the annual base salaries paid to the CEO, the Company’s other policy-making officers and certain other corporate officers. The Company’s CEO approves the annual base salaries for the Company’s other executives. The Compensation Committee also approves, for all executives, the short-term and long-term incentive compensation award opportunities and performance goals applicable to these awards and annual grants of long-term incentive awards to all executives made under the Company’s equity and incentive plan. In determining the compensation paid to the CEO, it is the practice of the Compensation Committee to obtain the input of the other independent members of the Board of Directors. Management has no role in recommending or setting compensation for the CEO. The Compensation Committee also reviews the retirement and benefit plans of the Company and its domestic subsidiaries.

Each Compensation Committee member has been determined to be an independent director under the NYSE listing standards. The Committee met five times during 2014.

The Compensation Committee typically engages an independent compensation consultant to assist the Committee in its annual review of executive compensation. For 2014, the Compensation Committee retained Semler Brossy Consulting Group, LLC as its independent compensation consultant. (See “Compensation Discussion and Analysis — Compensation Consultant” below.)

The independent compensation consultant is available for consultation with the Committee (without executive officers present) prior to and at the Committee meeting at which executive compensation is approved, as well as at other times during the year.

The Compensation Committee charter identifies the Compensation Committee as the Committee with the responsibility to administer the 2012 Equity and Incentive Plan and the short-term and long-term incentive compensation awards made under the Plan. The Committee has delegated to management the authority to administer the plans on a day-to-day basis. However, the Committee retains sole authority to make awards to the NEOs and other Section 16 officers of the Company, to establish the terms of these awards (including performance goals) and to determine whether or not modifications to performance goals are to be made.

Finance Committee: The Finance Committee reviews the Company’s capital structure, dividend policy, major insurance programs, pension plan investment policy, and material financial transactions, including but not limited to transactions involving derivatives, loan and credit agreements, capital leases, mortgages, bond indentures and securities issuances in general, and advises Company management and the Board of Directors with respect to such matters.

The Finance Committee consists of three or more directors, as determined from time to time by the Board of Directors, based upon recommendations of the Governance and Nominating Committee. Each member of the Committee shall be qualified to serve on the Committee pursuant to any applicable requirements of the NYSE, and any additional requirements that the Board deems appropriate. The Finance Committee met two times during 2014.

Governance and Nominating Committee: The duties and responsibilities of the Governance and Nominating Committee include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company;
•	recommending to the Board directors to serve on the standing committees of the Board;
•	advising the Board with respect to matters of Board composition and governance processes;
•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and overseeing corporate governance matters generally;
•	overseeing the Company’s policies and procedures with respect to related person transactions;
•	overseeing the annual evaluation of the Board and the Company’s management; and
•	reviewing and recommending to the Board the appropriate forms and levels of compensation for Board and Committee service by non-employee directors (including the Chairman of the Board, if he or she is not an employee of the Company).

Each Committee member has been determined to be an independent director under the NYSE listing standards. The Governance and Nominating Committee met three times during 2014.

Periodically, the Governance and Nominating Committee engages an independent compensation consultant to review the Company’s director compensation. Typically, the Committee engages the same consultant that the Compensation Committee engages to provide advice regarding executive compensation. The Committee instructs the consultant to include in its review prevalent director compensation practices, including compensation in cash, stock and options. The Committee retained Semler Brossy Consulting Group, LLC to evaluate the Company’s director compensation against relevant market information. The Committee does not delegate any of its duties regarding director compensation, and executive officers of the Company have no role in determining or recommending the amount or form of director compensation.

The Governance and Nominating Committee will consider director candidates recommended by shareholders on the same basis as it considers director candidates identified by the Committee. In considering director candidates, the Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance and Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the person’s ownership of Company stock; and
•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Governance and Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105. The Governance and Nominating Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Corporate Secretary not less than 120 days nor more than 150 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. A nominee should have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Although the Governance and Nominating Committee does not have a formal policy with respect to diversity, it seeks to have a Board that represents a diversity of backgrounds, skills and experience. The Governance and Nominating Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

The Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Board’s Role in the Oversight of Company Risk

The Board has responsibility for oversight of the Company’s risk management, while the Company’s executive leadership is responsible for the day-to-day enterprise risk management. The Company has developed an enterprise risk management process in which key business and functional leaders identify the major risks that the Company faces, including operational, financial, legal and regulatory, strategic and reputational risks. In addition to evaluating major risks, management identifies ways to mitigate and monitor such risks. At least annually, the Company’s executive leadership reviews with the Board the major risks identified in the enterprise risk management process, as well as the steps identified to mitigate such risks.

In addition, the Board has allocated to its standing committees the review of risks within their respective areas of responsibility. For example, the Audit Committee reviews risks relating to financial reporting and internal control functions, the Finance Committee reviews risks relating to financial matters and transactions, and the Compensation Committee reviews risks relating to the Company’s compensation programs and policies.

The Compensation Committee, with assistance from its independent compensation consultant, conducted a review of the risks arising from the Company’s compensation policies and practices for employees, including executives. Based on such review, the Compensation Committee concluded that these risks are not reasonably likely to have a material adverse effect on the Company.

Annual Board Self-Evaluation Process

As required by our Corporate Governance Guidelines, the Board conducts a self-evaluation of its performance and effectiveness on an annual basis. In addition, each of the standing committees also conducts an annual self-evaluation of its performance and effectiveness annually and discusses the results of such assessment with the Board. The purpose of the self-evaluation process is to identify ways in which to enhance the effectiveness of the Board’s and Committees’ oversight of the Company’s business and financial performance and corporate governance. As part of the self-evaluation process, each Director completes written questionnaires developed by the Governance and Nominating Committee to provide feedback on the effectiveness of the Board and the Committees on which they serve. The collective ratings and comments are compiled by outside legal counsel and presented to the Committee and to the full Board for discussion and action.

Policies and Procedures Regarding Related Person Transactions; Transactions with Related Persons

The Company has written policies and procedures for the review, approval or ratification of related person transactions. A transaction is subject to the policies and procedures if the transaction involves an amount in excess of $120,000, the Company is a participant in the transaction and any executive officer, director or 5% shareholder, or any of their immediate family members, has a direct or indirect interest in the transaction. The Governance and Nominating Committee of the Board is responsible for applying these policies and procedures. It is the Company’s policy to enter into or ratify related person transactions only when the Governance and Nominating Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Since January 1, 2014, the Company has not been a participant in any transaction involving more than $120,000 in which a related person had a direct or indirect material interest, nor is any such transaction currently proposed.

Shareholder Outreach and Engagement and Exclusive Forum Bylaw Amendment

The Company recognizes the value of the views and input of its shareholders. From time to time, the Company reaches out to and engages with some of its shareholders as a matter of good corporate governance. The Board believes that engaging with shareholders helps the Company to (i) understand how shareholders view management, (ii) set goals and expectations for performance, and (iii) identify emerging issues that may affect the Company’s corporate governance or other aspects of its operations.

In January 2015, the Board unanimously approved an amendment to the Bylaws (as adopted, the “Exclusive Forum Bylaw Amendment”). The Exclusive Forum Bylaw Amendment requires that certain types of shareholder internal-affairs litigation cannot be brought in any court other than the state courts of Delaware (or, if no state court located in Delaware has jurisdiction, then in the federal courts located in Delaware) unless the Company otherwise consents.

In 2014, prior to its adoption, the Board requested that management engage with those shareholders holding more than 1% of the Company’s outstanding common stock (roughly the top 20 holders, representing approximately 65% of the outstanding shares of common stock) to solicit feedback on the proposed Exclusive Forum Bylaw Amendment. In these discussions, the Company highlighted:

•	that the Board has been monitoring this corporate governance trend for some time through updates to the Board from the Company’s outside counsel;
•	the assurance that the proposed Exclusive Forum Bylaw Amendment, if adopted, would follow a well-thought-out process, including shareholder engagement;
•	the Board’s view that, in light of the fact that the Company is a Delaware corporation, Delaware is appropriate as the exclusive forum for certain types of litigation;
•	the fact that the proposed Exclusive Forum Bylaw Amendment would have no fee-shifting provisions or mandatory arbitration provisions, provisions which are often viewed unfavorably by shareholders;

•	the Board’s view that the proposed Exclusive Forum Bylaw Amendment would not abridge the rights of shareholders but rather serve as a way for any of the specified types of litigation to be resolved in a more efficient manner before a judiciary that is familiar with Delaware law;
•	that the timing of the proposed Exclusive Forum Bylaw Amendment was not in anticipation of any specific litigation; and
•	the Company’s long-standing commitment to strong corporate governance.

Before amending the Bylaws, the Board was informed of, and considered, the views of shareholders’ on this topic based on the management discussions noted above. The Company believes that these efforts reflect the importance that the Board has placed on the concerns expressed by our shareholders.

Communications with Directors

Any shareholder or other interested party desiring to communicate with any director (including the Chairman of the Board and the other non-management directors) regarding the Company may directly contact any director or group of directors by submitting such communications in writing to the director or directors in care of the Corporate Secretary, 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

The Company’s policy regarding director attendance at the Annual Meeting of Shareholders is for the Chairman of the Board and the CEO (if different from the Chairman) to attend in person, and for other directors to attend in person or electronically. In 2014, the Chairman of the Board and the CEO each attended the meeting in person and the nine other outside directors attended telephonically.

Authority to Retain Advisors

The Board and each Committee of the Board is authorized, as it determines necessary to carry out its duties, to engage independent counsel and other advisors. The Company compensates any independent counsel or other advisor retained by the Board or any Committee.

Code of Business Ethics; Corporate Governance Guidelines

The Company has adopted a Code of Business Ethics that applies to our CEO, Chief Financial Officer and Controller, as well as other officers, directors and employees of Con-way. The Board has also adopted Corporate Governance Guidelines. Current copies of each of these documents are available on the Company’s corporate website at www.con-way.com under the heading “Corporate Governance” within the “Investors” tab. Copies are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Business Ethics by posting such information on its website at www.con-way.com.

2014 DIRECTOR COMPENSATION

The following table sets forth the compensation for 2014 of the non-employee members of the Board. The narrative that follows the table describes the compensation programs applicable to the non-employee directors during 2014. Mr. Stotlar is not included in the table because he does not receive compensation in his capacity as a member of the Board. His compensation as President and CEO is included in the 2014 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
John J. Anton	85,031	99,969	—	185,000
W. Keith Kennedy, Jr.	96,281	99,969	—	196,250
Michael J. Murray	87,531	99,969	—	187,500
Edith R. Perez	85,031	99,969	—	185,000
P. Cody Phipps	82,531	99,969	—	182,500
John C. Pope	90,031	99,969	—	190,000
William J. Schroeder	85,031	99,969	—	185,000
Peter W. Stott	88,365	99,969	—	188,334
Roy W. Templin	223,289	99,969	—	323,258
Chelsea C. White III	82,531	99,969	—	182,500

(1)	Mr. Templin completed his transition to and was named Chairman of the Board in January 2014. At that time, Dr. Kennedy concluded his service as Chairman and assumed a position on both the Audit and Governance and Nominating Committees. In conjunction with this transition, Mr. Templin concluded his service as Chair of the Finance Committee as of the Annual Meeting in May 2014 and Mr. Stott was appointed in his place.

Amounts shown in this column include a cash payment of $31.44 issued in lieu of granting partial shares in connection with the 2014 restricted stock grants for non-employee directors.

Following is a breakdown of Board retainers and committee fees paid in 2014:

				Chair Fees				Committee Fees
Name	Board Retainer	Board Chair Fees	Audit	Comp	Finance	GNC	Audit	Comp	Finance	GNC
Anton	$70,000						$10,000			$5,000
Kennedy	$70,000	$12,500					$9,167			$4,583
Murray	$70,000					$10,000		$7,500
Perez	$70,000						$10,000			$5,000
Phipps	$70,000							$7,500	$5,000
Pope	$70,000		$20,000
Schroeder	$70,000			$15,000
Stott	$70,000				$6,666		$10,000		$1,667
Templin	$70,000	$146,591			$3,333		$3,333
White	$70,000							$7,500	$5,000
(2)	The amounts shown in this column reflect the aggregate grant date fair value of restricted stock awards granted in 2014 and are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). For additional information on the valuation assumptions for the 2014 grants, see Note 10, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2014, as filed with the SEC.

The following table provides the total number of shares of restricted stock granted to each non-employee director during fiscal year 2014 and the total number of shares of unvested restricted stock held by each non-employee director as of December 31, 2014:

	Restricted Stock Awards Granted During 2014 (#)	Total Restricted Stock Awards Outstanding as of December 31, 2014 (#)
Anton(4)	2,248	—
Kennedy	2,248	2,248
Murray	2,248	2,248
Perez	2,248	2,248
Phipps	2,248	2,248
Pope	2,248	2,248
Schroeder	2,248	2,248
Stott	2,248	2,248
Templin	2,248	2,248
White	2,248	2,248
(3)	No option awards were granted to non-employee directors in 2014. As of December 31, 2014, none of the non-employee directors held any stock options.
(4)	Mr. Anton reached age 72 on June 27, 2014. At that time his restricted stock awards vested in contemplation of his pending retirement as required under the corporate governance guidelines.

Directors may elect to defer payment of their fees under the Company’s deferred compensation plans for directors. Payment of any deferred compensation account balances will be paid in a lump sum or in installments beginning no later than the year following the director’s final year on the Board. In 2014, as in previous years, interest on amounts deferred prior to 2007 was credited quarterly at the Bank of America prime rate. The Company’s deferred compensation plans for directors provide that balances on amounts deferred in 2007 and subsequent years are not credited with a fixed rate of interest but instead fluctuate based on the value of one or more funds selected by the director from a list of available funds. In addition, directors may elect to have some or all of their pre-2007 account balances valued in the same manner as post-2006 deferrals. Directors may also elect to convert some or all of their deferred compensation account balances into phantom stock units that track the performance of the Company’s common stock.

Each of our directors stands for election or re-election annually. In 2014, upon his or her election or re-election, each non-employee director received a grant of restricted stock with a notional value of $100,000. The number of shares of restricted stock in each grant was determined by dividing the notional value of the grant by the closing price of the Company’s common stock on the grant date, with any fractional shares paid in cash. Each such grant of restricted stock will vest on the date of the annual shareholder meeting following the grant date or earlier upon the occurrence of certain events such as death, disability, retirement or a change in control of the Company.

The Board has established stock ownership guidelines for non-employee directors. Under the guidelines, each non-employee director is expected to hold Con-way securities having an aggregate value of not less than five times the annual cash retainer. New directors have five (5) years from the date of their appointment to the Board to satisfy these stock ownership guidelines. To determine compliance with these guidelines, ownership interests are valued as follows:

Common shares held directly or indirectly	Full value
Phantom stock units held in Directors’ Deferred Compensation Plan	Full value
Vested in-the-money stock options	50% of value
Unvested restricted stock	50% of value

Directors are provided with business travel insurance coverage and, in addition, are reimbursed for travel expenses incurred for attending Board and Committee meetings as well as director educational seminars or events.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s executive compensation program for 2014. The Compensation Committee of the Company’s Board of Directors oversees our executive compensation program and practices. In this section of the Proxy Statement, we explain how and why the Compensation Committee made its 2014 compensation decisions for the following named executive officers, or NEOs:

Douglas W. Stotlar	President and Chief Executive Officer (CEO)
Stephen L. Bruffett	Executive Vice President and Chief Financial Officer (CFO)
Robert L. Bianco, Jr.	Executive Vice President and President of Menlo Worldwide, LLC
Stephen K. Krull	Executive Vice President, General Counsel and Secretary
W. Gregory Lehmkuhl	Executive Vice President and President of Con-way Freight Inc.

Executive Summary

The Company provides transportation, logistics and supply-chain management services for a wide range of customers across a variety of markets. The success of our Company is ultimately built on the trust placed in us by our customers, who rely on us to handle and deliver their products on time, undamaged and at a competitive price. However, even when our operational execution is strong, our financial results remain sensitive to seasonal and economic cycles.

Our Compensation Philosophy

Our fundamental goal

KEY OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM

Attract, retain and motivate a high-performing executive team with market competitive pay opportunities that deliver the majority of pay in at-risk elements	Align the interests of our executive team with those of our shareholders by tying a significant portion of executive compensation to financial performance goals and the value of our Company's stock	Drive continuous improvement in the Company's short-term and long-term financial performance through the use of complementary elements of our executive compensation program

OUR KEY COMPENSATION PRINCIPLES

Pay for Performance	**Pay at Risk**

The mix of performance-based, at-risk compensation versus fixed compensation in the target pay of our CEO and other NEOs is shown in the charts below. Consistent with the pay-for-performance and pay-at-risk principles that are fundamental to our executive compensation program, for 2014, approximately 80% of our CEO’s target pay and, on average, approximately 72% of the target pay of our other NEOs was in the form of at-risk incentive compensation, both annual cash bonuses and long-term equity-based awards. Our CEO’s and other NEOs’ pay is heavily dependent on the achievement of performance goals and impacted by our stock price.

2014 Target Total Direct Compensation Mix

How Executive Compensation Was Tied to Company Performance in 2014

In 2014, we continued to add shareholder value through internal and other strategic initiatives that resulted in improved financial results by all three of our business units. On a consolidated basis, our revenue was $5.8 billion, an increase of 6.1% from the prior year, and our operating income was $268.5 million, a 28.5% improvement from the prior year.
Our focus remains on safety, consistent execution, continuous improvement in every aspect of the business, and collaborating with our customers. During the last fiscal year, we believe that we executed our core strategies and have positioned the Company for profitable growth in 2015.
During the third quarter of 2014, we announced a new $150 million share repurchase program and increased our quarterly dividend by 50%. In the last fiscal year, we returned approximately $45 million in cash to our shareholders through dividends and share repurchases.

Our stock performed well and we grew our total shareholder return by approximately 25% in 2014. During 2015, our fundamental goal remains the creation of additional long-term value for our shareholders.

Consistent with our pay-for-performance philosophy, our Company’s financial performance drove executive compensation for 2014.

The year-over-year increase in profitability across our business units was reflected in above-target annual incentive compensation payouts to our corporate NEOs. Con-way Freight’s year-over-year profit improvement resulted in an above-target annual incentive compensation payout for Mr. Lehmkuhl. Despite Menlo Logistics’ profit improvement from last year, its performance against pre-established annual goals resulted in a below-target payout for Mr. Bianco.

With respect to performance-based equity awards, the PSPU awards granted to our NEOs in 2012 paid out at 134% of target based on performance against the pre-established goals for 2012 – 2014 average annual EBITDA growth and 2014 return on invested capital (“ROIC”). For outstanding PSPU awards, including those granted to our NEOs in 2014, their estimated realizable value as of December 31, 2014, was higher than their grant date value reflecting both the Company’s strong financial performance in 2014 relative to pre-established goals and the increase in the Company’s stock price during 2014.

The value ultimately realized with respect to the 2014 long-term incentive awards will depend on the Company’s achievement of the three-year performance goals established for the 2014 performance-based equity awards and the Company’s stock price at the time the awards vest.

Focusing on the three-year period from 2012 through 2014, our CEO’s realizable pay as of each fiscal-year end was higher than his target pay for that year, which reflects the positive trend in the Company’s total shareholder return during that same period.

CEO Compensation vs. Indexed Total Shareholder Return

Target compensation is the sum of annual base salary, the target annual incentive award, and the total grant date value of PSPUs and RSUs awarded each year.

Total Shareholder Return represents the cumulative change to $100 invested in Con-way common stock at 2011 year-end, with dividends reinvested.

Realizable compensation is the sum of annual base salary, the actual annual incentive compensation paid based on performance for the year, and the value of PSPUs and RSUs awarded each year based on the Company’s closing stock price at year-end ($27.82 in 2012, $39.71 in 2013 and $49.18 in 2014). For PSPUs, realizable value assumes actual financial performance for completed annual portions of the three-year performance period and target financial performance for the remaining annual portions of the three-year performance period.

Other 2014 Executive Compensation Highlights
•	Total direct compensation levels are generally compared to the median of market data, with upside opportunity to reward superior performance and reduced compensation levels when performance objectives are not achieved.

•	Our annual incentive program requires achievement of financial thresholds (pre-established goals for adjusted operating income for each business unit in 2014) before any annual incentive compensation is paid, as described more fully beginning on page 40.
•	Given the pay-for-performance nature of our executive compensation program, the Compensation Committee included performance-based equity awards in the long-term incentive compensation mix for 2014 (50% PSPUs and 50% RSUs), as described more fully beginning on page 43.
•	Our Company provides minimal perquisites, which on average represent approximately 1.1% of the total compensation package for our NEOs.
Corporate Governance Framework

To meet the key objectives of our executive compensation program and to mitigate risk from our compensation practices and principles, the Company has adopted a corporate governance framework that includes the components described below, each of which the Committee believes reinforces the Company’s executive compensation philosophy and objectives.

•	No hedging or pledging of Company stock: Company policy prohibits all of our employees, including the NEOs, and members of our Board from engaging in short sales and other similar transactions (i.e., trades in puts, calls or other options) that could be used to hedge the risk of Company stock ownership. Company policy also prohibits members of our Board, executive officers (including the NEOs), and other key employees from pledging Company stock, including holding shares of Company stock in a margin account.
•	Stock ownership guidelines and stock retention requirements: We have established stock ownership guidelines for our NEOs and other top executive officers to further align the interests of our executives with those of our shareholders. In 2013, the stock ownership guideline applicable to our CEO was increased to 6 times base salary. The following guidelines for equity ownership are expressed as a multiple of each executive’s base salary:

Executive Officers	Stock Ownership Guideline (as a multiple of base salary)
Level E5 Officer (CEO)	6
Level E4 Officers (5 in total, including 4 NEOs)	3
To determine compliance with these guidelines, only vested shares of Company stock held by the NEO (including shares held indirectly in the Company’s 401(k) plans and phantom stock units held in the Company’s deferred compensation plans) count towards the stock ownership guidelines. Until the guidelines are met, 70% of the net shares (after tax withholding) received upon vesting of restricted stock, RSUs and PSPUs are required to be retained by the NEO.
•	“Clawback” policy: Our NEOs and other policy-making executive officers are required to repay overpayments of annual and long-term cash incentive compensation awards in the event of a financial restatement due to certain reasons other than fraud occurring within one year following the award payment and in the event of a financial restatement due to fraud at any time.

•	Double-trigger vesting: The vesting of an NEO’s unvested equity awards will accelerate upon a change in control of the Company only if he also experiences a qualifying termination of employment, subject to certain exceptions for equity awards held by our business unit presidents following the disposition of their business unit.
•	No stock option repricing: The Company’s equity incentive plan does not permit either stock option repricing without shareholder approval or stock option grants with an exercise price below fair market value.
•	No tax gross-ups: The Company does not provide tax gross-ups on any benefits or perquisites, including severance payments received following a change in control of the Company.
•	Independent compensation consultant: Our Compensation Committee retains an independent compensation consultant who performs services only for the Compensation Committee (and periodically for the Governance and Nominating Committee with respect to director compensation).
We Value the Perspectives of Our Shareholders

We conducted our annual advisory vote on executive compensation at our 2014 Annual Meeting. While this vote was not binding on the Company, our Board or our Compensation Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views on our executive compensation philosophy, our executive compensation program and policies, and our decisions regarding executive compensation, all as disclosed in our Proxy Statement.

At our 2014 Annual Meeting, approximately 90% of the votes cast on the advisory vote on executive compensation were in favor of our NEO compensation program as disclosed in our 2014 Proxy Statement. The Compensation Committee reviewed the final vote results, interpreted this significant level of support as an endorsement by our shareholders of our executive compensation program and policies and did not make any changes to our executive compensation program in response to such vote.

Key Compensation Elements

	Program	Description	Link to Compensation Objectives	2014 Highlights
Total Direct Compensation	Annual Base Salary	Fixed compensation	• Attract and retain high-performing executive team	• Held base salaries flat in 2014 for all NEOs
	Annual Cash Incentive Award	Short-term performance-based cash incentive compensation	• Align interests of executives with those of shareholders based on annual financial performance goals • Drive short-term financial performance	• Strong performance led to above-target payouts for 4 of the NEOs • Changed plan design to lower payout percentage at threshold
	Long-Term Equity Incentive Compensation Awards	Equity awards granted as PSPUs and RSUs in 2014

•

Align interests of executives with those of shareholders based on three-year financial performance goals and the value of the Company’s stock

•

Drive long-term financial performance

•

Retain high-performing
executive team

•

Reward strategic execution

• Granted 50% PSPUs & 50% RSUs • Strong performance resulted in 2012 – 2014 PSPUs paid at 134% of the target number of shares

Overview of Compensation Practices

The Compensation Committee is responsible for the executive compensation program design and decision-making process for NEOs. The table below describes the roles of the Compensation Committee and other participants in the decision-making process.

Participant	Roles
Compensation Committee

•

Approves the compensation philosophy for executive officers

•

Reviews and approves compensation for executive officers, including the NEOs

•

Approves performance goals under executive incentive compensation plans

•

Evaluates and approves award grants under incentive compensation and equity-based plans

•

Together with the other independent members of the Board, evaluates the performance of the CEO and, based on this evaluation, approves the CEO’s compensation

•

Reviews the CEO’s performance assessment of the other executive officers, including the other NEOs and, based on this evaluation, approves the executive officers’ compensation

•

Reviews the evaluation of risks associated with the Company’s overall compensation policies and practices

•

Prepares the Compensation Committee’s report on executive compensation

Independent Members of the Board of Directors	• Together with the Compensation Committee, evaluate the performance of the CEO and, based on this evaluation, provide their input with respect to the CEO’s compensation
Independent Compensation Consultant	• Retained by the Compensation Committee to provide independent advice and recommendations • Serves as a resource for competitive pay practices and market trends
Executive Officers

•

The CEO makes compensation recommendations to the Compensation Committee for the other executive officers, including the other NEOs, with respect to target total direct compensation, annual base salary, annual incentive compensation bonus and long-term equity incentive awards

•

The CEO and CFO make recommendations on performance goals under our incentive compensation plans and provide data to allow the Compensation Committee to determine whether performance goals were achieved at the end of the performance period

•

Executive officers are not present when the Compensation Committee or the independent members of the Board meet in executive session or when their own compensation is discussed

Compensation Consultant

The Compensation Committee relies upon a compensation consultant to assist in the assessment of executive compensation. The compensation consultant is engaged by and reports to the Compensation Committee, which evaluates the performance and independence of the compensation consultant, determines the scope of the consultant’s services and decides whether or not to continue to use the consultant’s services.

The Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to advise the Compensation Committee on executive compensation matters for 2014. At the Compensation Committee’s request, the independent compensation consultant advised the Compensation Committee with regard to:

•	composition of the focused peer group;
•	comparative market data for peer group companies and companies across the general industry;
•	evaluation of the NEOs’ total direct compensation in relation to comparative market data;
•	establishment of target long-term incentive award opportunities based on multiples of base salary for each NEO;
•	design of the 2014 and 2015 annual incentive and long-term equity incentive compensation awards, including the selection of performance metrics and the setting of performance goals, and the methodologies and assumptions used to value those awards;
•	regulatory and governance requirements for executive compensation, including disclosure requirements;
•	enhancements to the Compensation Committee’s governance of the Company’s executive compensation;
•	assessment of the risks associated with the Company’s overall compensation policies and practices; and
•	trends and evolving market practices in executive compensation.

Except as described above and except for services provided to the Governance and Nominating Committee of the Board of Directors with respect to director compensation, the independent compensation consultant provided no other services to the Company in 2014.

As part of its annual performance evaluation of its compensation consultant, the Compensation Committee considered Semler Brossy’s independence in light of applicable SEC rules and NYSE listing standards. At the Compensation Committee’s request, Semler Brossy provided information addressing the independence of the individual compensation advisors and consulting firm. Based on its assessment, the Compensation Committee concluded that Semler Brossy’s work did not raise any conflict of interest that would prevent them from serving as an independent consultant to the Compensation Committee.

How We Determine Total Direct Compensation for Our NEOs

Given our Company’s size and unique mix of service offerings, we do not have strictly comparable industry peers against which we can evaluate executive compensation. To assist it in evaluating the total direct compensation of our NEOs, the Compensation Committee considered comparative market data provided by its independent compensation consultant for companies within the peer group and for companies within general industry, as described further below under “Overview of Compensation Practices — Peer Group for 2014 Executive Compensation Decisions.”

For 2014, the Compensation Committee considered relevant market pay practices when setting executive compensation, but did not benchmark specific compensation elements or total compensation of each executive against the market data. Instead, the Compensation Committee utilized the market data in evaluating the overall competitiveness and fairness of the Company’s executive compensation program. The Compensation Committee also sought to maintain the overall target compensation of the executive team as a whole at approximately the median of market practices. In assessing the Company’s overall executive compensation, the Compensation Committee considered annual base salaries together with the annual cash incentive targets and the fair market value of the target long-term equity incentive compensation awards.

While the Compensation Committee considers relevant market pay practices when setting executive compensation, the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market data. The Compensation Committee believes that compensation decisions are complex and require consideration of overall Company performance, challenges facing the Company, general economic conditions, advice from the independent compensation consultant, compensation recommendations made by the CEO and peer compensation levels. The factors that influence the amount and mix of each executive’s total direct compensation include the executive’s contributions to shareholder value accretion, scope of responsibilities, credentials, length of service, skills, experience and individual performance. In addition, the Compensation Committee also considers each executive’s compensation history, the market competition for such position and the relative comparability of pay internally across executives with similar organizational impact and responsibilities.

Peer Group for 2014 Executive Compensation Decisions

Each year, the Compensation Committee, with input from its independent compensation consultant, reviews and approves the peer group used in evaluating executive compensation to ensure that the peer group continues to reflect certain market characteristics comparable to those of the Company. These peer group characteristics include being:

✓	traded on a major United States stock exchange
✓	the transportation sector (based on the Global Industry Classification Standard, or GICS)
✓	the same relative size as the Company (annual revenue of $2.0 to $11.0 B)
✓	headquartered in North America

The peer group of companies used to evaluate 2014 executive compensation decisions consisted of the following companies:

Alaska Air Group Inc.	JetBlue Airways Corp.
Amerco	Landstar System Inc.
Avis Budget Group Inc.	Norfolk Southern Corp.
Canadian National Railway Co.	Republic Airways Holdings Inc.
Canadian Pacific Railway Ltd.	Ryder System Inc.
C.H. Robinson Worldwide Inc.	SkyWest Inc.
CSX Corp.	Swift Transportation Co.
Expeditors International of Washington Inc.	UTi Worldwide Inc.
Hertz Global Holdings Inc.	Werner Enterprises Inc.
J.B. Hunt Transport Services, Inc.	YRC Worldwide Inc.

Based on the advice of Semler Brossy, the Compensation Committee made no changes to the peer group for 2014 compared to the prior year. For 2014, peers were generally selected among companies with revenue in a range of approximately 0.4 to 2.0 times the Company’s revenue, with a slight bias to smaller companies so that more of our direct trucking competitors would be included in the peer group. The companies selected for the peer group had annual revenues of approximately $2.0 to $11.0 billion, with a median of $5.0 billion, at the time the peer group was approved at the end of 2013, as compared to the Company’s 2014 annual revenue of $5.8 billion.

For 2015, the Compensation Committee has decided to (i) remove the airline companies (Alaska Air Group Inc., JetBlue Airways Corp., Republic Airways Holdings Inc., and SkyWest Inc.) in order to narrow the business focus of the peer group, (ii) add four companies that have grown to reflect the peer group characteristics discussed above (ArcBest Corporation, Hub Group, Inc., Kansas City Southern and Old Dominion Freight Line, Inc.), and (iii) remove Werner Enterprises Inc. to avoid overweighting smaller companies.

General Industry Survey Data

The Compensation Committee also uses general industry compensation survey data in its evaluation of executive compensation. In compiling compensation market data, the independent compensation consultant, Semler Brossy, may supplement the peer group data with data from other companies included in certain general industry compensation surveys if they determine that a particular executive position is not generally reported in proxy statements or is not sufficiently represented in the peer group. For the 2014 executive compensation review, Semler Brossy compiled compensation data from the following general industry compensation surveys: 2013 U.S. Mercer Benchmark Database — Executive (which included data from approximately 65 companies with annual revenues between $3.75 billion and $7.5 billion) and Equilar Survey Data (which included data from approximately 248 companies with annual revenues between $2.0 billion and $11.0 billion).

In the evaluation of 2014 executive compensation for the positions of CEO (Mr. Stotlar) and CFO (Mr. Bruffett), Semler Brossy weighted the peer group proxy data at 50% with the remaining 50% of the comparator data from the Mercer survey, based on Semler Brossy’s assessment of the relevancy of the data sources. For executive positions that oversaw business units (Messrs. Bianco and Lehmkuhl), Semler Brossy considered the proxy data from the peer group as the most relevant market data. For Mr. Krull, whose position is not reported as consistently in proxy data, the Compensation Committee considered only the survey data, with equal weighting between the Mercer and Equilar surveys.

CEO Compensation

The Compensation Committee did not increase Mr. Stotlar’s 2014 target total direct compensation from last year. Generally, the Compensation Committee evaluates Mr. Stotlar’s target total direct compensation to assess whether it is competitive compared to the median of market data for chief executive officers at comparable companies, including in our peer group. In determining Mr. Stotlar’s 2014 target total direct compensation, the Compensation Committee also considered general economic conditions, overall Company performance, the mix of elements in the total direct compensation package, the potential perspectives of our shareholders, and input from the independent compensation consultant.

Based on its assessment of competitive market practices and the recommendation of the independent compensation consultant, the Compensation Committee made no changes to Mr. Stotlar’s base salary and annual incentive compensation opportunity for 2014 compared to 2013. With respect to Mr. Stotlar’s long-term equity incentive opportunity, the Compensation Committee granted Mr. Stotlar an award of 300% of base salary in 2014, which was unchanged from 2013. This was in recognition of the Company’s share price performance in 2013, which was a significant consideration when establishing 2014 equity awards. In order to tie CEO compensation to Company performance, the equity mix of his long-term incentive award continued to be comprised of 50% PSPUs and 50% RSUs. For 2015, the Compensation Committee has decided to change the equity mix of Mr. Stotlar’s long-term incentive award to 60% PSPUs and 40% RSUs to further enhance the performance-based nature of his executive compensation.

As in prior years, in 2014, the CEO’s total direct compensation was higher than that of the other NEOs. This difference reflects both the assessment of a chief executive officer’s skills, experience and value relative to that of other senior company executives and the Compensation Committee’s belief that Mr. Stotlar’s substantially higher level of responsibility and accountability, as well as greater potential impact on the Company’s financial results, warrants a higher level of performance compensation than the other NEOs. This higher level of compensation is also consistent with market practices.

Our Executive Compensation Program

Our executive compensation program consists of three primary elements: annual base salary, annual cash incentive awards and long-term equity incentive compensation awards. Each element is discussed in more detail below.

Annual Base Salary

The Compensation Committee did not increase the annual base salary of any of the NEOs in 2014. In evaluating base salaries, the Compensation Committee considered market data, the Company’s financial performance and long-term strategic objectives, the scope of each NEO’s responsibilities and his level of experience, individual performance, salary history, the recommendations of the independent compensation consultant, and the CEO’s recommendations with respect to the other NEOs.

Annual Cash Incentive Awards

The annual incentive compensation paid to our NEOs based on 2014 financial results reflects a year-over-year increase in profitability across our business units. Con-way Freight’s 44% increase in business unit operating income over last year was reflected in an above-target annual incentive bonus payout for Mr. Lehmkuhl and contributed to the above-target payouts for our corporate NEOs. Despite its profit improvement from last year, Menlo Logistics did not achieve the target goal previously established by the Compensation Committee, resulting in a below-target payout for Mr. Bianco.

The annual cash incentive program is designed to focus executives on the achievement of financial performance goals that are tied to the short-term business objectives of the business unit for which the executive is responsible or, in the case of the corporate NEOs, the combined performance of the business units. Payouts under the annual cash incentive program are based on the level of achievement of performance goals set annually by the Compensation Committee. Specifically, the amount actually paid under the annual cash incentive program to each NEO equals the product of (i) a target award for each NEO, which is base salary multiplied by the annual incentive target, and (ii) each business unit’s performance measured against predetermined financial performance goals, which is the financial performance multiplier:

NEO 2014 Annual Cash Incentive Award Payments

		Annual Incentive Target
NEO	Annual Base Salary (in 000’s)	% of Annual Base Salary	Target Annual Cash Incentive	Financial Performance Multiplier	Final Annual Incentive Payout
Douglas W. Stotlar	$795	125%	$994	133.9%	$1,330,201
Stephen L. Bruffett	$450	70%	$315	133.9%	$421,641
Robert L. Bianco, Jr.	$430	70%	$301	55.8%	$168,064
Stephen K. Krull	$400	70%	$280	133.9%	$374,819
W. Gregory Lehmkuhl	$450	70%	$315	162.4%	$511,412

How does the Compensation Committee determine the annual cash incentive award target for each NEO?

Each NEO’s annual cash incentive award is set at a level designed to deliver, at target performance levels, a specified percentage of annual base salary, as shown in the table above. The Compensation Committee assesses the reasonableness of these percentages based on market data as part of its review of total target direct compensation. For each of the NEOs, there was no change from the percentages that were applicable in 2013.

What are the performance metrics for the 2014 annual cash incentive program?

For Mr. Bianco and Mr. Lehmkuhl, the presidents of two of the Company’s primary business units, their annual cash incentive awards are based entirely on the operating results of the business unit for which they are responsible, as shown in the table below. In the case of Mr. Bianco, based on its consideration of Menlo’s performance against certain non-financial business goals, the Compensation Committee determined not to exercise negative discretion with respect to his award payout.

NEO	Performance Metric
Robert L. Bianco, Jr.	Adjusted operating income[1] of Menlo Logistics
W. Gregory Lehmkuhl	Adjusted operating income[1] of Con-way Freight

For our corporate NEOs, Messrs. Stotlar, Bruffett and Krull, annual cash incentive awards are based on the respective performances of Con-way Freight, Con-way Truckload and Menlo Logistics relative to the adjusted operating income goals of each business unit, weighted by percentage of revenue, as shown in the table below.

Business Unit	Weighting
Con-way Freight	70%
Con-way Truckload	14%
Menlo Logistics	16%
Total	100%

How does the Compensation Committee set the performance goals for the annual cash incentive awards?

When setting the performance goals set forth in the following table, the Compensation Committee considered projected Company performance as reflected in the one-year financial plans that are developed by the Company and approved by the Board of Directors. In evaluating these financial plans, among the factors the Compensation Committee considers are market conditions, the business cycle, prior-year financial results, operating plan priorities, and the prospective ROIC of the Company and its respective primary business units. It also gauges the relative degree of difficulty the Company and its business units will likely face in meeting the financial plans. The Compensation Committee discusses the financial plans with the CEO. Based on its independent assessment of all of these factors, the Compensation Committee sets the numerical performance goals for the annual cash incentive awards.

Numerical performance goals are set for threshold, target and maximum performance levels. For performance between threshold and target or between target and maximum, the actual payout is determined by interpolation. For the 2014 plan design, the Compensation Committee decided to reduce the payout at threshold (i.e., performance at 70% of the target goal) from 56% of the target award in 2013 to 30% of the target award in 2014 and thereby, changed the payout percentages for below-target performance. The maximum annual cash incentive payout that an executive can receive continued to be 200% of the target payout.

[1]	The Compensation Committee includes certain pre-defined adjustments to the operating income performance metric to provide NEOs with an incentive to take actions that are in the long-term interests of the business unit, but that might otherwise adversely affect payouts on the annual cash incentive awards. Operating income (as determined in accordance with United States generally accepted accounting principles) is adjusted for (i) asset impairments pursuant to FASB Codification topics 350 and 360, (ii) costs related to exit or disposal activities pursuant to FASB Codification topic 420 and termination benefits pursuant to FASB Codification topics 712 and 715 (limited to those adjustments in excess of $1.0 million per event during the relevant calendar year), (iii) defined-benefit pension settlements and curtailments (limited to those adjustments in excess of $1.0 million per event during the relevant calendar year) pursuant to FASB Codification topic 715, and (iv) changes in accounting principles pursuant to FASB Codification topic 250.

In 2014, what were the specific performance goals and how did actual performance compare to the goals?

The following table shows the numerical performance goals that applied to the annual NEO awards, as well as the level of achievement in 2014.

Performance Goals Applicable to 2014 Annual Cash Incentive Awards

Performance Metrics	Performance Goals and Actual Achievement (in 000’s)		Payout Percentage
Adjusted Operating Income –	Threshold	$130,903	30%
Con-way Freight	Target	$187,004	100%
	Maximum	$224,405	200%
	Actual	$210,324	162.4%
Adjusted Operating Income –	Threshold	$31,500	30%
Con-way Truckload	Target	$45,000	100%
	Maximum	$54,000	200%
	Actual	$41,245	80.5%
Adjusted Operating Income –	Threshold	$23,790	30%
Menlo Logistics.	Target	$33,985	100%
	Maximum	$40,782	200%
	Actual	$27,551	55.8%
Long-Term Equity Incentive Compensation Awards

The Compensation Committee designed our 2014 long-term equity incentive compensation program to focus executives on financial metrics that are deemed to be complementary to the performance metric of adjusted operating income applicable to our short-term cash incentive program. Our long-term equity incentive program also aligns the interests of our executives with those of our shareholders through the use of stock-based awards that reward executives for increases in our stock price over time.

During 2014, the NEOs had three long-term equity incentive awards outstanding. In February 2014, the Compensation Committee granted the 2014 PSPU and RSU awards. The key features of these awards are as follows:

Performance Period	Equity Mix	PSPU Performance Metrics	Determination of PSPU Payout
2012 – 2014	50% PSPUs & 50% RSUs	3-year average annual EBITDA growth with ROIC modifier for third year	Based on actual performance relative to 3-year average annual EBITDA growth and ROIC goals, PSPUs paid at 134% of target number of shares in February 2015
2013 – 2015	50% PSPUs & 50% RSUs	3-year average annual EBITDA growth	To be determined between 0% and 200% of target number in February 2016 based on 3-year average annual EBITDA growth in 2013 – 2015 compared to performance targets

Performance Period	Equity Mix	PSPU Performance Metrics	Determination of PSPU Payout
2014 – 2016	50% PSPUs & 50% RSUs	3-year average annual EBITDA growth	To be determined between 0% and 200% of target number in February 2017 based on 3-year average annual EBITDA growth in 2014 – 2016 compared to performance targets

How does the Compensation Committee determine the long-term equity incentive compensation opportunity for each NEO?

To determine the dollar value of each NEO’s target long-term equity incentive award, the Compensation Committee has established a range of multiples, as a percentage of base salary, applicable to each executive grade level. The ranges are considered competitive with market data and allow the Compensation Committee to adjust awards for particular NEOs based on individual performance, experience level, contribution to the Company, and overall Company financial results, while remaining within a reasonable range of the market overall.

In determining awards, the CEO and the Compensation Committee also consider the overall use of shares and costs for the Company. As a result, some executives may receive grants below the midpoint of the applicable range in order to allow awards above the midpoint to others. A below-midpoint award does not necessarily indicate any perceived shortcoming in an executive’s performance.

The multiples applicable to the NEOs’ 2014 target long-term incentive awards are shown in the following table.

Long-Term Incentive Compensation Opportunities as a Multiple of Base Salary

NEO	Long-Term Incentive Award Range (as a multiple of base salary)	Long-Term Incentive Award (as a multiple of base salary)	Total Grant Date Value of Long-Term Incentive Award (in 000’s)
Douglas W. Stotlar	300% – 400%	300%	$2,385,052
Stephen L. Bruffett	175% – 225%	200%	$899,986
Robert L. Bianco, Jr.	175% – 225%	175%	$752,548
Stephen K. Krull	175% – 225%	175%	$700,064
W. Gregory Lehmkuhl	175% – 225%	200%	$899,986

Based on its assessment of competitive market practices and in recognition of the Company’s 2013 share price performance, the Compensation Committee did not change the 2014 target long-term incentive award from 2013 for Mr. Stotlar and lowered the target awards compared to 2013 for the other NEOs.

How does the Compensation Committee determine which equity vehicles to grant to NEOs?

Given the pay-for-performance nature of our executive compensation program, the Compensation Committee included PSPUs in the mix of long-term equity incentive compensation awards granted to NEOs in February 2014. In determining the types of long-term incentive awards to be granted, the Compensation Committee considered factors such as the alignment of executive and shareholder interests, the competitive practices of our peers, the motivational and retention values of the awards and share utilization. The Compensation Committee believes that when taken together, the 2014 equity mix of PSPUs and RSUs provides a balanced mix of long-term incentive awards that align the interests of executives with those of shareholders.

The Compensation Committee believes that PSPUs, which have a three-year performance period, effectively focus executives on performance metrics that are linked to the long-term financial objectives of the Company and appropriately expose executives to the risk of no award if certain threshold performance goals are not met. The Compensation Committee also believes that RSUs, which are subject to three-year cliff vesting, further align executive interests with those of shareholders by incentivizing them to take a longer-term perspective when managing the Company’s businesses.

The Compensation Committee also views PSPUs and RSUs, which have a three-year performance period and three-year vesting period, respectively, as providing important motivational and retentive benefits. The 2014 PSPU and RSU awards are subject to the Company’s retention policy described under “Executive Summary — Corporate Governance Framework” and are expected to assist the NEOs in meeting the Company’s stock ownership guidelines also described under “Executive Summary — Corporate Governance Framework.” Compliance with the guidelines will result in the NEOs building meaningful equity positions in the Company, thereby further aligning their interests with the interests of other shareholders.

The Compensation Committee chose to allocate 50% of the total equity grant value for each NEO in the form of PSPUs and 50% of the total equity grant value in the form of RSUs. Given the Company’s pay-for-performance philosophy, the Compensation Committee felt that it was important to award at least half of the total equity grant value in the form of performance-based equity awards that are tied to specific performance metrics. In order to encourage executives to build their stock ownership in the Company and to align their interests with the interests of the Company’s shareholders, the Compensation Committee felt that it was appropriate to grant the remaining 50% of the total equity grant value in the form of RSUs.

What are the performance metrics for the PSPU awards made to NEOs in 2014?

The PSPUs granted in February 2014 have a three-year performance period of 2014 – 2016 and will vest three years from the grant date subject to achievement of pre-established performance goals. The objective of the PSPUs is to reward executives for maintaining an acceptable level of profit growth over a multi-year period and throughout the cycles of our business.

The Compensation Committee selected Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as the performance metric for evaluating long-term profit growth. EBITDA was selected as the performance metric because the Compensation Committee felt that it is a widely-used measure of the economic value of businesses similar to the Company and is less sensitive to exogenous factors over the business cycle than other metrics, such as net income or earnings per share, making it a more meaningful metric.

The Compensation Committee chose the Company’s 3-year average EBITDA growth as the specific performance measure. For the 2014 – 2016 performance period, the 3-year average EBITDA growth will be calculated at the end of the performance period as the arithmetic average of the annual EBITDA growth rates during the three-year performance period.2

[2]	In more specific detail, EBITDA is defined as Con-way consolidated Operating Income (Loss) plus Depreciation and Amortization determined on a “US GAAP basis,” adjusted for the following: 1) asset impairments pursuant to FASB Codification topics 350 and 360; 2) costs related to exit or disposal activities pursuant to FASB Codification topic 420 and termination benefits pursuant to FASB Codification topics 712 and 715 (limited to those adjustments in excess of $1.0 million per event during the relevant calendar year); 3) defined-benefit pension settlements and curtailments (limited to those adjustments in excess of $1.0 million per event during the relevant calendar year) pursuant to FASB Codification topic 715; 4) changes in accounting principles pursuant to FASB Codification topic 250; 5) the impact of future acquisitions and dispositions effective after the grant date pursuant to FASB Codification topics 805 and 205; and 6) the impact of adjustments or expenses related to any judgments or settlements in connection with the Allianz Global Risks US Ins. Co. et al. v. ACE Prop. & Cas. Ins. Co., et al. litigation.

How did the Compensation Committee determine the performance goals for the 2014 PSPUs?

Numerical performance goals are set for threshold, target and maximum performance levels. For performance between threshold and target performance levels, or between target and maximum performance levels, the actual payout is determined by interpolation. The maximum PSPU payout that an executive can receive is 200% of the target number of shares.

Among the factors the Compensation Committee considered when setting the performance goals were the cyclical nature of the Company’s business, the Company’s financial performance relative to its competitors’ expected future economic growth (as measured by GDP forecasts) and market conditions, long-term operating and strategic plan priorities, the prospective ROIC of the Company, and the competitive practices of our peers. It also considered the relative degree of difficulty the Company and its business units will likely face in meeting these performance goals over time; however, the Compensation Committee explicitly did not rely on budgets or management forecasts as the primary determinant of long-term performance goals. The Compensation Committee also discussed the performance goals with the CEO. Based on its independent assessment of all of these factors, the Compensation Committee set the numerical performance goals.

How difficult will it be to achieve the performance goals for the 2014 PSPU awards?

The Compensation Committee established the performance goals to encourage strong, focused performance. The target payout level is designed to be achievable with strong management performance over our business cycle and favorable economic conditions, while payout at the maximum level is designed to be very difficult to achieve. Both the target and maximum payout levels are designed to reflect EBITDA and ROIC financial performance that is rewarding to shareholders.

For the 2012 PSPU awards, which vested in February 2015, what were the performance goals and how did actual performance compare to these goals?

As with the 2014 PSPU awards, the Compensation Committee established performance goals for the Company’s 3-year average EBITDA growth, which was calculated as the average of the annual EBITDA growth rates during the 2012 – 2014 performance period.3 For the 2012 PSPU awards, the Compensation Committee also established a modifier to the final payout of the award based on the Company’s ROIC in the third year of the performance period. The Compensation Committee established the following performance goals for the 2012 – 2014 performance period:

Performance Metric	Performance Goals and Actual		Payout Percentage	ROIC Modifier Percentage	Final Payout
3-Year Average Annual EBITDA Growth	Threshold	-2.5%	0%
	Target	7.5%	100%
	Maximum	17.5%	200%
	Actual	9.9%	124%	10%	134%

Subject to the overall maximum payout of 200%, the ROIC modifier provided for a payout enhancement of 5% for an ROIC in the third year of at least 8.3% and an additional

[3]	In more specific detail, EBITDA is defined as Con-way consolidated Operating Income (Loss) determined on a “US GAAP basis” plus Depreciation and Amortization adjusted for the following: 1) asset impairments pursuant to FASB Codification topics 350 and 360; 2) restructuring charges pursuant to FASB Codification topic 420; 3) defined-benefit pension settlements pursuant to FASB Codification topic 715; 4) changes in accounting principles pursuant to FASB Codification topic 250; and 5) the impact of future acquisitions and/or dispositions effective after the grant date pursuant to FASB Codification topics 805 and 205.

enhancement of 5% for each incremental 0.2% of ROIC, with a maximum 30% payout enhancement for a third-year ROIC of 9.3% or higher. The actual ROIC in 2014 of 8.5% resulted in a payout enhancement of 10%, with a final award payout of 134%.

Retirement Benefits

401(k) Savings Plans

The Company maintains 401(k) plans to provide employees with an opportunity to accumulate benefits for retirement. These broad-based plans are not limited to executives as many other Company employees are eligible to participate.

For additional information regarding Company contributions to the 401(k) accounts of the NEOs, see the “2014 Summary Compensation Table” and accompanying footnotes.

Defined Benefit Pension Plans

In addition to the Company’s 401(k) savings plans, certain executives were previously eligible to participate in the Company’s broad-based defined benefit pension plans. These plans were closed with respect to new participants, effective December 31, 2006, and the Company ceased credited service accruals under these plans after December 31, 2006. The Company also amended its defined benefit pension plans to provide that a participant’s average final compensation (which is used when determining benefits available under the plans) will only take into account compensation paid through April 2009.

For additional information regarding the pension benefits available to the NEOs, see the “2014 Pension Benefits” table below and the narrative that follows the table.

Non-Qualified Supplemental Plans

Employees of the Company (including the NEOs) who are subject to federal tax law limits on the compensation that can be taken into account for the 401(k) plans and defined benefit pension plans also participate in non-qualified supplemental plans maintained by the Company. Plan participants receive benefits under the supplemental plans that they would have received under the defined benefit pension plans and 401(k) plans if not for the federal tax law limits. The Company maintains the supplemental plans in order to provide competitive post-retirement benefits. For additional information, see the “2014 Nonqualified Deferred Compensation” table and the “2014 Pension Benefits” table below.

Deferred Compensation Plans

The Company provides eligible highly compensated key employees the opportunity to defer receiving a portion of their compensation until after termination of employment. The deferred compensation plans provide an additional tax-deferred vehicle to save for retirement. The Company does not make contributions to the deferred compensation plans on behalf of executives or other participants in the plans. The Company’s obligation to pay such deferred compensation account balances is unsecured.

For additional information regarding the deferred compensation accounts of the NEOs, see the “2014 Nonqualified Deferred Compensation” table below.

Post-Employment Compensation

The Compensation Committee believes that severance benefits and change-in-control benefits are necessary to attract and retain the high-performing executives that the Company seeks for its most senior positions. In addition, the Compensation Committee believes that change-in-control benefits reduce the risk to individual executives if the Company or a business unit is merged with or sold to another group or entity, thereby allowing such executive to favorably present the Company and negotiate such transactions in the interests of shareholders without the distraction of their personal concerns or interests. For non-change-in-control terminations, the Committee believes that by eliminating the need for negotiations upon a separation of service, a pre-determined severance arrangement reduces the potential costs to shareholders and increases the likelihood of an amicable separation when management changes are needed. The Company does not have employment agreements with the NEOs. Under the Company’s non-change-in-control and change-in-control executive severance programs, each of the NEOs has severance agreements with the Con-way company that employs the NEO.

The non-change-in-control severance agreements provide for severance benefits to be paid upon a termination of employment, other than in connection with a change in control or for cause, and for partial vesting of equity awards. The change-in-control severance agreements provide for severance benefits to be paid in the event of a qualifying termination in connection with a change in control. The levels of benefits payable to the NEOs under these agreements were determined based on comparative market data supplied by the independent compensation consultant to the Compensation Committee at the time of the agreement.

Additional information regarding the Company’s non-change-in-control and change-in-control executive severance programs, as well as a table showing the payments and benefits that the NEOs would have been eligible to receive under the severance programs if a qualifying termination of employment had occurred on December 31, 2014, can be found under “Other Potential Post-Employment Payments” below.

Perquisites

The Company provides limited perquisites, which currently include eligibility to participate in the Company’s car program and the Flexible Perquisites Program (FPP). Participation in the Company’s car program is not limited to executives and participation in the FPP is not limited to NEOs. Under the FPP, executives are entitled to receive $8,000 per year (before tax withholding) to use for expenses that the Company does not reimburse, which includes obtaining a required executive annual physical and certain services such as tax preparation, estate and financial planning, long-term care insurance or other benefits, at the discretion of the executive.

Tax Considerations

Federal tax law limits the deductibility by the Company of “non-performance based compensation” paid to the CEO and the three other most highly compensated executives, other than the CFO (the “covered employees”). All amounts of non-performance based compensation in excess of the annual statutory maximum of $1 million per covered employee are not deductible. The Company’s general policy is, where feasible, to structure incentive compensation paid to the covered employees so that it qualifies as “performance-based compensation,” which is exempt from the $1 million annual cap and thus is deductible for federal income tax purposes. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of “performance-based compensation” when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis which appears in this Proxy Statement.

Based on the review and discussion referred to above, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed in connection with the Company’s 2015 Annual Meeting of Shareholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

THE COMPENSATION COMMITTEE

Michael J. Murray	P. Cody Phipps
William J. Schroeder, Chairman	Chelsea C. White III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee are all independent directors of the Company and have no other relationships with the Company and its subsidiaries.

EXECUTIVE COMPENSATION TABLES

2014 SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly-compensated executive officers serving as executive officers of the Company as of December 31, 2014, or the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
D.W. Stotlar President & CEO	2014	798,086	—	2,310,302	—	1,330,201	815,721	115,392	5,369,702
	2013	798,086	—	2,300,591	—	546,582	—	144,866	3,790,125
	2012	773,087	—	2,293,016	—	996,989	428,011	112,218	4,603,321
S.L. Bruffett Exec. VP & CFO	2014	451,739	—	871,779	—	421,641	—	41,656	1,786,815
	2013	451,739	—	911,564	—	201,018	—	44,014	1,608,335
	2012	445,506	—	899,120	—	322,548	—	36,856	1,704,030
R.L. Bianco, Jr.(1) Exec. VP	2014	431,694	—	728,962	—	168,064	332,652	48,367	1,709,739
	2013	431,694	—	829,566	—	—	—	64,552	1,325,812
	2012	426,780	—	848,325	—	290,901	167,187	66,628	1,799,821
S.K. Krull Exec. VP, General Counsel & Secretary	2014	401,575	—	678,123	—	374,819	—	31,973	1,486,490
	2013	401,575	—	713,798	—	178,695	—	31,122	1,325,190
	2012	401,575	—	711,546	—	291,297	—	12,156	1,416,574
W.G. Lehmkuhl(2) Exec. VP	2014	451,739	—	871,779	—	511,412	54,685	49,575	1,939,190
	2013	448,087	—	911,564	—	239,622	—	50,382	1,649,655
	2012	401,575	—	769,224	—	281,957	26,008	36,923	1,515,687

(1)	Mr. Bianco is also President of Menlo Worldwide, LLC, the Company’s supply chain management company.
(2)	Mr. Lehmkuhl is also President of Con-way Freight Inc., the Company’s full-service less-than-truckload company.
(3)	Amounts reported in this column for 2014 reflect the aggregate grant date fair value of RSU and PSPU awards calculated in accordance with FASB ASC Topic 718 and pursuant to our long-term incentive program as described in the Compensation Discussion and Analysis above. The amounts included in the Stock Awards column for the PSPU awards granted during 2014 are calculated based on the probable satisfaction of the performance conditions for such awards on the grant date. Assuming the highest level of performance is achieved for these PSPU awards, the maximum value of these awards at the grant date would be as follows: Mr. Stotlar — $2,310,302; Mr. Bruffett — $871,779; Mr. Bianco — $728,962; Mr. Krull — $678,123; and Mr. Lehmkuhl — $871,779. For information on the valuation assumptions for the 2014 equity grants, see Note 10, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2014, as filed with the SEC.
(4)	Amounts reported in this column for 2014 reflect the annual cash incentive awards earned under the Company’s short-term incentive compensation plan. Information regarding applicable performance goals and achievement levels is contained under “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis above.
(5)	Amounts reported in this column for 2014 reflect the aggregate increase in the actuarial present value of the NEOs’ accumulated benefits under the Company’s pension and supplemental excess retirement plans during 2014. The age 65 pension benefits are no longer increasing for all participants. However, the actuarial present value of a participant’s benefit can change each year based on the assumed interest rate, the mortality table, and the executive’s age. Messrs. Bruffett and Krull do not participate in the Company’s pension plan and supplemental excess retirement plans because they joined the Company after these plans were closed to new participants.

On deferred compensation account balances that were credited with returns based on the Bank of America prime rate, no amounts were earned above 120% of the applicable federal rate. Other deferred compensation balances, as well as Supplemental Retirement Savings Plan (“SRSP”) account balances, are credited with returns based on the performance of one or more investment funds chosen by the NEO from a group of available funds, which are substantially the same funds as are made available in the Company’s tax-qualified 401(k) plans.

(6)	Amounts reported in this column for 2014 include Company-paid disability insurance premiums, payments under the Flexible Perquisites Program, the annual cost of providing use of a Company automobile, Company contributions to defined contribution plans, and in the case of Mr. Stotlar, Company-paid premiums for director business travel insurance. In 2014, Company contributions to defined contribution plans include the SRSP Registrant Contributions as shown in the 2014 Nonqualified Deferred Compensation table and 401(k) plan Company contributions as follows: Mr. Stotlar — $18,200; Mr. Bruffett — $7,800; Mr. Bianco — $15,600; Mr. Krull — $5,200; and Mr. Lehmkuhl — $10,400.

2014 GRANTS OF PLAN-BASED AWARDS

The following table presents, for each of our NEOs, information regarding annual cash incentive awards and long-term equity incentive compensation awards granted in 2014 pursuant to our 2012 Equity and Incentive Plan. The actual amount of the annual cash incentive award received by each NEO for performance during 2014 is shown in the 2014 Summary Compensation Table above.

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D.W. Stotlar Annual Executive Incentive Plan			298,136	993,785	1,987,570	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/10/14	01/21/14	—	—	—	0	31,674	63,348	—	—	—	1,155,151
Restricted Stock Unit Award	02/10/14	01/21/14	—	—	—	—	—	—	31,674	—	—	1,155,151

S.L. Bruffett Annual Executive Incentive Plan			94,502	315,006	630,011	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/10/14	01/21/14	—	—	—	0	11,952	23,904	—	—	—	435,889
Restricted Stock Unit Award	02/10/14	01/21/14	—	—	—	—	—	—	11,952	—	—	435,889

R.L. Bianco, Jr. Annual Executive Incentive Plan			90,308	301,028	602,056	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/10/14	01/21/14	—	—	—	0	9,994	19,988	—	—	—	364,481
Restricted Stock Unit Award	02/10/14	01/21/14	—	—	—	—	—	—	9,994	—	—	364,481

S.K. Krull Annual Executive Incentive Plan			84,008	280,025	560,050	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/10/14	01/21/14	—	—	—	0	9,297	18,594	—	—	—	339,062
Restricted Stock Unit Award	02/10/14	01/21/14	—	—	—	—	—	—	9,297	—	—	339,062

W.G. Lehmkuhl Annual Executive Incentive Plan			94,502	315,006	630,011	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/10/14	01/21/14	—	—	—	0	11,952	23,904	—	—	—	435,889
Restricted Stock Unit Award	02/10/14	01/21/14	—	—	—	—	—	—	11,952	—	—	435,889

(1)	The terms of these awards (including the actual amounts received by the NEOs) are discussed in the Compensation Discussion and Analysis under “Our Executive Compensation Program — Annual Cash Incentive Awards.” For all executives, Estimated Possible Payouts are based on actual salary earned during the calendar year 2014, as defined in the plan, consistent with the methodology used for calculating final plan payments.
(2)	The terms of the Company’s PSPU grants are discussed below and in the Compensation Discussion and Analysis under “Our Executive Compensation Program — Long-Term Equity Incentive Compensation Awards.”
(3)	The terms of the Company’s RSU grants are discussed below and in the Compensation Discussion and Analysis under “Our Executive Compensation Program — Long-Term Equity Incentive Compensation Awards.”
(4)	Amounts shown in this column reflect the grant date fair value of PSPU awards and RSU awards calculated in accordance with FASB ASC Topic 718 and, in the case of the PSPU awards, are based upon the probable outcome of the applicable performance conditions on the grant date. For information on the valuation assumptions for the 2014 grants, see Note 10, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2014, as filed with the SEC.

The amounts shown above in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column reflect the amounts payable at threshold, target, and maximum achievement levels for the 2014 annual cash incentive awards. The performance metrics applicable to the awards are discussed in the Compensation Discussion and Analysis above.

The PSPU awards listed in the 2014 Grants of Plan-Based Awards Table are scheduled to vest on the third anniversary of the grant date, or February 10, 2017, subject to the Company’s achievement of performance goals relating to EBITDA, as described in the Compensation Discussion and Analysis under

“Our Executive Compensation Program — Long-Term Equity Incentive Compensation Awards.” Except in the limited circumstances of death, disability, and retirement or in connection with a change in control of the Company, the PSPUs will be forfeited if an executive leaves the Company prior to the end of the three-year period. Upon vesting, the PSPUs are settled in shares of Company common stock. The PSPUs do not pay dividend equivalents in the event that a dividend is declared on the Company’s common stock.

The RSU awards listed in the 2014 Grants of Plan-Based Awards Table are scheduled to vest on the third anniversary of the grant date, or February 10, 2017, and except in the limited circumstances of death, disability, and retirement or in connection with a non-change-in-control or change-in-control severance, provide for forfeiture of the RSUs if an executive leaves the Company prior to the end of the three-year period. Upon vesting, the RSUs are settled in shares of Company common stock. The RSUs do not pay dividend equivalents in the event that a cash dividend is declared on the Company’s common stock, but do pay dividend equivalents if stock dividends are declared.

Pursuant to Compensation Committee policy, awards of PSPUs and RSUs are made after the close of the market on the third business day after the Company’s fourth quarter and full year earnings have been announced.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table identifies the exercisable and unexercisable option awards and unvested stock awards for each of the NEOs as of December 31, 2014.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(1)		Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(2)
D.W. Stotlar	2/10/2014	—	—	—	—	31,674		1,557,727	63,348	3,115,455
	2/11/2013	—	—	—	—	35,492		1,745,497	70,984	3,490,993
	2/7/2012	—	—	—	—	38,642		1,900,414	—	—
	2/7/2012	—	—	—	—	51,780	(4)	2,546,540	—	—
	2/9/2010	46,986	—	28.9200	2/9/2020	—		—	—	—
	1/28/2008	44,433	—	44.0900	1/28/2018	—		—	—	—
	1/29/2007	57,500	—	46.6500	1/29/2017	—		—	—	—
	1/22/2006	55,000	—	55.2000	1/22/2016	—		—	—	—
S.L. Bruffett	2/10/2014	—	—	—	—	11,952		587,799	23,904	1,175,599
	2/11/2013	—	—	—	—	14,063		691,618	28,126	1,383,237
	2/7/2012	—	—	—	—	15,152		745,175	—	—
	2/7/2012	—	—	—	—	20,304	(4)	998,551	—	—
	2/7/2011	28,858	—	31.8900	2/7/2021	—		—	—	—
	2/9/2010	13,479	—	28.9200	2/9/2020	—		—	—	—
	9/20/2008	10,000	—	50.3800	9/20/2018	—		—	—	—
R.L. Bianco, Jr.	2/10/2014	—	—	—	—	9,994		491,505	19,988	983,010
	2/11/2013	—	—	—	—	12,798		629,406	25,596	1,258,811
	2/7/2012	—	—	—	—	14,296		703,077	—	—
	2/7/2012	—	—	—	—	19,157	(4)	942,141	—	—
	1/22/2006	8,700	—	55.2000	1/22/2016	—		—	—	—
S.K. Krull	2/10/2014	—	—	—	—	9,297		457,226	18,594	914,453
	2/11/2013	—	—	—	—	11,012		541,570	22,024	1,083,140
	2/7/2012	—	—	—	—	11,991		589,717	—	—
	2/7/2012	—	—	—	—	16,068	(4)	790,224
W.G. Lehmkuhl	2/10/2014	—	—	—	—	11,952		587,799	23,904	1,175,599
	2/11/2013	—	—	—	—	14,063		691,618	28,126	1,383,237
	2/7/2012	—	—	—	—	12,963		637,520	—	—
	2/7/2012	—	—	—	—	17,370	(4)	854,257	—	—
	1/28/2008	3,026	—	44.0900	1/28/2018	—		—	—	—
	1/29/2007	3,250	—	46.6500	1/29/2017	—		—	—	—
	1/22/2006	1,500	—	55.2000	1/22/2016	—		—	—	—
	10/17/2005	4,000	—	51.7200	10/17/2015	—		—	—	—

(1)	RSUs or earned PSPUs vest three years from the date of grant.
(2)	Calculated based on the closing price on December 31, 2014 ($49.18 per share).
(3)	Shares shown in this column reflect the maximum number of performance shares that may be earned under the PSPU program.
(4)	Represent performance achievement of PSPUs based on actual performance through December 31, 2014. These PSPUs vested on February 7, 2015 and attainment was certified on February 23, 2015.

2014 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information about the value of options exercised and RSUs vested during 2014:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
D.W. Stotlar	547,558		8,936,020		26,154	996,990
S.L. Bruffett	69,422		1,502,614		10,663	406,474
R.L. Bianco, Jr.	81,683		663,686		11,067	421,874
S.K. Krull	21,005		241,978		24,700	1,038,388
W.G. Lehmkuhl	25,516	(3)	181,511	(3)	7,238	296,242

(1)	The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the closing price on the date of exercise less the exercise price.
(2)	The aggregate dollar amount realized upon the vesting of RSUs is calculated based on the closing price on the date of vesting.
(3)	Includes non-qualified stock options that were transferred to a family member, based on the realizable value as of the transfer date.

2014 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
D.W. Stotlar	Con-way Pension Plan	21.0000	1,138,430	—
	Supplemental Excess Retirement Plans	21.0000	3,656,172	—
S.L. Bruffett	Con-way Pension Plan	—	—	—
	Supplemental Excess Retirement Plans	—	—	—
R.L. Bianco, Jr.	Con-way Pension Plan	17.0833	671,442	—
	Supplemental Excess Retirement Plans	17.0833	979,898	—
S.K. Krull	Con-way Pension Plan	—	—	—
	Supplemental Excess Retirement Plans	—	—	—
W.G. Lehmkuhl	Con-way Pension Plan	6.0000	148,209	—
	Supplemental Excess Retirement Plans	6.0000	57,081	—

(1)	Years of credited service are through December 31, 2006. Effective January 1, 2007, credited service ceased to accrue for all participants under the Con-way Pension Plan and the Con-way Supplemental Excess Retirement Plans. Messrs. Bruffett and Krull, who joined the Company after the Pension Plan was closed to new entrants, do not participate in the plans.
(2)	Actuarial present value of accumulated plan benefit is based on compensation through April 30, 2009 and computed as of December 31, 2014. Assumptions include retirement at earliest retirement age with an unreduced benefit, FAS disclosure rate of 4.20%, blended benefit form (75% elect 100% Joint & Survivor, 25% elect 5-year certain and continuous), and current mortality (Mercer Industry Longevity Experience Study generational mortality table for auto/transportation industry using Mercer-modified MP 2014 projection scale, 100% white collar). Earliest retirement ages at which the NEOs are entitled to receive an unreduced benefit are as follows: age 55 for Mr. Stotlar, age 55 and 2 months for Mr. Bianco, and age 56 and 7 months for Mr. Lehmkuhl.
(3)	Plan participants are not entitled to receive benefit payments while employed by the Company.

The Company maintains the following qualified and non-qualified pension plans:

•	the Con-way Pension Plan (the “Pension Plan”), a tax-qualified defined benefit pension plan; and
•	the Con-way Inc. Supplemental Excess Retirement Plan and the Con-way Inc. 2005 Supplemental Excess Retirement Plan, each a nonqualified excess benefit plan.

Monthly retirement benefits under the Pension Plan are calculated by multiplying years of credited service by an amount equal to:

•	1.1% of the average final monthly compensation plus
•	0.3% of the average final monthly compensation in excess of Covered Compensation.

In addition, after an employee has completed 35 years of service, benefits for additional credited service earned are calculated based on 1.4% of the average final monthly compensation.

“Covered Compensation” is the average of the taxable wage base under Section 230 of the Social Security Act for each of the 35 years ending with the earlier of 2009 or the year in which the participant attains Social Security retirement age.

Credited service only takes into account years and months of credited service earned through December 31, 2006, which is when the Pension Plan was closed to new entrants. Average final monthly compensation only takes into account eligible compensation paid through April 30, 2009.

The monthly retirement benefit, determined using the formula above, is paid as a life annuity for the life of the participant with full monthly payments continued to a designated beneficiary for the remainder of the first 60 monthly payments if the participant dies before 60 monthly payments have been made. Participants may choose other forms of payment, but, regardless of the form chosen, the value of the retirement benefit is the actuarial equivalent of the form of payment described in the preceding sentence.

Employees who were plan participants as of December 31, 1989 have their pension benefits calculated using the greater of the current pension formula shown above or the formula that was in effect as of December 31, 1989. This prior pension formula applies to Mr. Stotlar.

The age 65 monthly benefit determined under the prior pension formula equals 2% of average final monthly compensation for credited service through December 31, 1987 plus 1.5% of average final monthly compensation for credited service after January 1, 1988 through December 31, 2006. This amount is then reduced by a Social Security offset (which takes into account the participant’s Social Security benefit and years of Social Security participation) and is further reduced if upon eligibility for diversification from the Common Stock Fund or upon termination of the Common Stock Fund, the participant did not elect to transfer his or her Common Stock Fund shares to the Pension Plan.

Plan participants who meet certain eligibility criteria may elect to retire and/or begin receiving benefits prior to age 65. The Pension Plan provides early retirement subsidies to plan participants under certain circumstances. For example, participants who 1) have combined age and years of service that equals or exceeds 85 or 2) have reached age 62 and have at least 20 years of service are eligible to retire early with an unreduced retirement benefit.

Federal tax law limits the benefits available under defined benefit pension plans such as the Con-way Pension Plan. In addition, benefits do not accrue under the Pension Plan on compensation deferred under the Company’s deferred compensation plan. All participants in the Con-way Pension Plan as of December 31, 2006 who are affected by the federal tax law limits described above also participate in the supplemental retirement plans, which allow the participants to receive benefits in excess of the federal tax law limits for tax-qualified defined benefit pension plans. Under those plans, a participant is entitled to receive retirement benefits determined in accordance with the Pension Plan benefits formula described above, offset by all benefits that the participant is entitled to receive under the Pension Plan (which reflect the federal tax law limits).

2014 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2014 ($)(1)	Registrant Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at December 31, 2014 ($)(5)
D.W. Stotlar
Deferred Compensation Plan.	—	—	169,476	—	1,424,719
Supplemental Retirement Savings Plan	—	75,713	36,233	—	681,844
S.L. Bruffett
Deferred Compensation Plan.	—	—	—	—	—
Supplemental Retirement Savings Plan	—	11,731	4,143	—	81,973
R.L. Bianco, Jr.
Deferred Compensation Plan.	—	—	6,787	(223,084)	228,098
Supplemental Retirement Savings Plan	—	10,202	21,497	—	301,536
S.K. Krull
Deferred Compensation Plan.	—	—	—	—	—
Supplemental Retirement Savings Plan	—	6,375	634	—	16,590
W.G. Lehmkuhl
Deferred Compensation Plan.	107,924	—	15,610	(31,621)	311,792
Supplemental Retirement Savings Plan	—	17,185	5,046	—	94,438

(1)	Amounts shown in this column for Mr. Lehmkuhl reflect the portions of his 2014 salary and his 2013 incentive compensation award that were deferred in 2014.
(2)	The amounts shown in this column are credits to the non-qualified Supplemental Retirement Savings Plan (“SRSP”) which provides company contributions in excess of those that can be made to the qualified 401(k) plan due to IRS limits on compensation. Amounts shown include the fourth quarter 2014 company contribution posted to accounts on January 7, 2015. Further information about the SRSP is provided below.
(3)	Amounts shown for the Deferred Compensation Plan reflect a combination of the change in value of Phantom Stock Units (“PSUs”), dividend equivalents on PSUs, and amounts credited to the non-PSU portion of deferred compensation account balances based on the increase or decrease in value of investment funds selected by the executives or at the Bank of America prime rate as of the first day of each quarter (the rate for each of the four quarters was 3.25%).

Amounts shown for the SRSP are based on the increase or decrease in value of investment funds selected by the NEO from a list of mutual funds.

(4)	Amounts shown in this column reflect 2009 deferrals for Messrs. Bianco and Lehmkuhl for which they had elected a 2014 pre-retirement distribution at the time of deferral.
(5)	The Deferred Compensation Plan balance for Mr. Stotlar includes 14,685.291 PSUs valued at $49.18, the closing price of the Company’s common stock on December 31, 2014. Deferred Compensation Plan balances shown include $270,315 in total deferrals that have been reported as compensation in the current Summary Compensation Table for Mr. Lehmkuhl.

SRSP balances shown include $263,648, $41,436, $74,925, $15,101, and $48,297 in total Registrant Contributions that have been reported as compensation in the current Summary Compensation Table for Messrs. Stotlar, Bruffett, Bianco, Krull, and Lehmkuhl, respectively.

The Deferred Compensation Plan balance for Mr. Lehmkuhl has been reduced to reflect the value of the balance that was transferred to a family member.

Deferred Compensation Plans

The Company maintains a deferred compensation program for eligible highly compensated employees. Only employees at the director level (i.e., the employee grade level below vice president level) and above with annual base salaries of at least $125,000 are eligible to participate. Each year, the CEO approves the list of employees who meet the eligibility criteria.

A participant in the Company’s deferred compensation program may elect to defer base salary and/or annual performance bonus. For each type of compensation deferred, the participant cannot elect to defer less than $2,000 or more than 85% of base salary and annual performance bonus. The Company does not contribute to the deferred compensation plan on behalf of participants.

Deferred compensation account balances for years prior to 2007 are credited with returns based on the Bank of America Prime Rate, unless the participant elects (i) to have some or all of the account balances fluctuate based on the performance of one or more investment funds selected by the participant from a specified group of available funds, or (ii) to convert some or all of the account balances into phantom stock units as described below. The Bank of America prime rate is adjusted quarterly. The Compensation Committee in its discretion may select a fixed rate of return other than the Bank of America prime rate to apply to pre-2007 balances in the future.

For deferrals made for plan years after 2006, participants must select one or more funds from a specified group of available funds. Each participant’s account balance for that plan year (excluding any portion converted into phantom stock units) will fluctuate based on the performance of the funds selected by the participant. A participant may change from one investment fund to another at any time.

Once each year, participants may elect to convert all or a part of their deferred compensation account balances into “phantom stock units.” Elections made to convert into phantom stock units are irrevocable, so executives maintain their investments in the phantom stock units until they leave the Company at retirement or upon termination of employment. These elections are made in January with the actual conversion taking place on February 15. However, if the Company’s General Counsel determines that the blackout period for trading in Company securities is in effect on February 15, then the elections are null and void. Each participant who makes the election is credited with a number of phantom stock units determined by dividing the amount converted by the closing price of the Company’s common stock on February 14. All phantom stock units are credited with a return based on the performance of the Company’s common stock, including dividends paid on the common stock.

A participant may elect to defer compensation for a specified period of time (but not less than 5 years) or until retirement. A participant who defers compensation until retirement may elect to receive his or her account balance in a lump sum at retirement or in quarterly installments over a period of 5 or 10 years. A participant may also elect between a lump sum and installments if the participant’s employment is terminated before retirement. However, regardless of any such election, if a participant’s employment is terminated within one year after a change in control, the account balance is paid to the participant in a lump sum.

Con-way Supplemental Retirement Savings Plan

Federal tax law limits the benefits available under 401(k) plans such as the Con-way Retirement Savings Plan (“RSP”) and the Con-way Personal Savings Plan (“PSP”). The Con-way Supplemental Retirement Savings Plan (“SRSP”) allows the Company to make basic, transition and matching contributions that cannot be made to the tax-qualified RSP or PSP due to these tax law limits.

All participants in the RSP and PSP who are subject to these tax law limits or are eligible and have elected to defer compensation are automatically enrolled in the SRSP. Plan participants select one or more funds from a specified group of available funds. Each participant’s notional account balance for that plan year will fluctuate based on the performance of the funds selected by the participant.

The Con-way deferred compensation program and the SRSP are not funded plans. However, the Company has contributed assets to a grantor trust intended to cover the Company’s liabilities under the plans. Assets placed in the grantor trust are subject to the claims of general creditors of the Company.

A participant may elect to receive his or her SRSP account balance in a lump sum upon retirement or in quarterly installments over a period of 5 or 10 years following retirement. A participant may also elect between a lump sum and installments if the participant’s employment is terminated before retirement. However, regardless of any such election, if a participant’s employment is terminated within one year after a change in control, the account balance is paid to the participant in a lump sum.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

With respect to post-employment compensation that our NEOs are entitled to receive, the table below outlines the primary non-change-in-control and change-in-control severance benefits available to each of our NEOs.

Name	Cash	Outplacement	Equity	Benefits	Payout Trigger	Excise Tax Treatment
D.W. Stotlar
Change in Control	3x (Current Base Salary + Target Bonus)	Up to $90,000	Full Acceleration	36 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	2x (Current Base Salary + Prior Year Target Bonus)	Up to $90,000	Partial Acceleration(1)	24 months Medical	Involuntary termination w/o cause	N/A
S.L. Bruffett
Change in Control	2x (Current Base Salary + Target Bonus)	Up to $25,000	Full Acceleration	24 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	1.5x (Current Base Salary + Prior Year Target Bonus)	Up to $25,000	Partial Acceleration(1)	18 months Medical	Involuntary termination w/o cause	N/A
R.L. Bianco, Jr.
Change in Control	3x (Current Base Salary + Target Bonus)	Up to $25,000	Full Acceleration	36 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	1.5x (Current Base Salary + Prior Year Target Bonus)	Up to $25,000	Partial Acceleration(1)	18 months Medical	Involuntary termination w/o cause	N/A
S.K. Krull
Change in Control	2x (Current Base Salary + Target Bonus)	Up to $25,000	Full Acceleration	24 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	1.5x (Current Base Salary + Prior Year Target Bonus)	Up to $25,000	Partial Acceleration(1)	18 months Medical	Involuntary termination w/o cause	N/A
W.G. Lehmkuhl
Change in Control	2x (Current Base Salary + Target Bonus)	Up to $25,000	Full Acceleration	24 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	1.5x (Current Base Salary + Prior Year Target Bonus)	Up to $25,000	Partial Acceleration(1)	18 months Medical	Involuntary termination w/o cause	N/A

(1)	Partial acceleration for time-based RSU awards means that a portion of the unvested award determined by dividing a specified number of months (24 months for Mr. Stotlar or 18 months for all other NEOs) by the number of months in the vesting period, which is 36 months, would be accelerated.

The non-change-in-control severance agreements provide for early vesting of a portion of the NEO’s outstanding long-term incentive awards (other than PSPUs, which do not have accelerated vesting upon a non-change-in-control severance) upon a qualifying non-change-in-control termination, which is defined in the severance agreements.

In general, under the change-in-control severance agreements, a change in control occurs if:

•	25% of the Company’s voting securities are acquired by an outsider;
•	Members of the Board serving as of June 1, 2009 (and directors whose appointment or nomination by the Board was approved or recommended by a vote of at least two-thirds of the directors who either were directors on June 1, 2009 or whose appointment or nomination was previously so approved or recommended) cease to constitute a majority of directors;
•	The Company merges with or is consolidated into another company; or
•	The Company is liquidated or there is a disposition of all or substantially all of the Company’s assets.

A change in control also occurs if the Company disposes of a business unit, but only as to executives employed by that business unit (unless the transaction also constitutes a sale of substantially all of the Company’s assets, in which case it is a change in control as to all executives). Each of the change in control events described above is subject to various qualifications, exceptions and limitations contained in the individual severance agreements of the NEOs and the severance agreements require the NEOs to comply with restrictive covenants with respect to confidentiality, non-solicitation and non-disparagement and to execute a written release of claims.

The Company does not provide a tax gross-up for excise taxes payable pursuant to Code Section 280G, with each NEO bearing responsibility for paying any such taxes that might apply.

For the NEOs to be entitled to receive change-in-control severance benefits there must occur both a change in control and a qualifying termination of employment, a so-called “double trigger.” The termination must occur within two years after the change in control, and can be actual or constructive. A constructive termination occurs if the executive terminates his or her employment for “good reason.” “Good reason” is defined in the severance agreements and generally includes the occurrence of (i) a material reduction in the authority, duties or responsibilities of an NEO, (ii) a specified reduction in base salary, cash bonus opportunity or long-term incentive opportunity, (iii) a relocation of principal place of employment by a specified distance, (iv) a substantial increase in business travel obligations or (v) a failure to pay the NEO’s current compensation. The long-term incentive awards granted to the NEOs are subject to accelerated vesting in the event of a change in control if there is a qualifying termination of employment.

The table below shows the estimated payments that each of our NEOs would have been entitled to receive had such executive’s employment been terminated as of December 31, 2014 (i) as a result of a “severance qualifying” termination in connection with a change in control and (ii) upon an involuntary termination of employment other than for cause and other than in connection with a change in control.

Name	Cash	Outplacement	Equity(1)	Benefits	AD&D	Total Potential(1)	Excise Tax Result(2)
D.W. Stotlar
Change in Control	$5,366,439	$90,000	$10,407,275	$44,834	$208,724	$16,117,272	Full Payment Allowed

Non-CIC	$3,577,626	$90,000	$3,469,092	$29,889	$0	$7,166,607	N/A
S.L. Bruffett
Change in Control	$1,530,027	$25,000	$4,049,186	$20,352	$88,746	$5,713,311	Full Payment Allowed

Non-CIC	$1,147,520	$25,000	$1,012,297	$15,264	$0	$2,200,081	N/A
R.L. Bianco, Jr.
Change in Control	$2,193,204	$25,000	$3,647,976	$44,834	$59,049	$5,970,063	Full Payment Allowed

Non-CIC	$1,096,602	$25,000	$911,994	$22,417	$0	$2,056,013	N/A
S.K. Krull
Change in Control	$1,360,122	$25,000	$3,177,028	$29,889	$2,588	$4,594,627	Exceeds Limit; Cash Payment Capped at $1,183,264

Non-CIC	$1,020,092	$25,000	$794,257	$22,417	$0	$1,861,766	N/A
W.G. Lehmkuhl
Change in Control	$1,530,027	$25,000	$3,833,876	$21,923	$60,180	$5,471,006	Full Payment Allowed

Non-CIC	$1,147,520	$25,000	$958,469	$16,442	$0	$2,147,431	N/A

(1)	Reflects the value of accelerated equity calculated using the closing price of our common stock on December 31, 2014 ($49.18).
(2)	Payments are reduced to the minimum extent necessary so that no portion of the payment is subject to excise taxes, as determined in accordance with Code Sections 280G and 4999. When determining the final payment amount, payments are reduced in the following order: underwater stock options, cash payments not subject to Code Section 409A, benefit continuation payments, cash payments subject to Code Section 409A, performance-based shares, time-based shares, and in-the-money stock options.
Retirement, Death or Disability

The three NEOs who participate in the Company’s defined benefit pension plan (Messrs. Stotlar, Bianco and Lehmkuhl) are eligible to retire and begin receiving benefits under the plan at any time after reaching age 55 with at least 10 years of service; however, as of December 31, 2014, none of these NEOs had reached age 55.

If any NEO serving on December 31, 2014 had died or had been terminated as a result of a disability as of December 31, 2014, a portion of his unvested awards shown in the “Outstanding Equity Awards at 2014 Fiscal Year-End” table would have vested and his death or disability benefits (as applicable) would have become payable. The value of the accelerated equity awards as of December 31, 2014, would be: for Mr. Stotlar, $8,188,850; for Mr. Bruffett, $3,208,670; for Mr. Bianco, $2,950,921; for Mr. Krull, $2,524,978; and for Mr. Lehmkuhl, $2,960,764. Death benefits are in the form of proceeds of Company-paid life insurance, and disability benefits are in the form of benefits under the Company’s disability programs.

PROPOSAL NUMBER 4: SHAREHOLDER PROPOSAL RELATING TO
SHAREHOLDER ACTION BY WRITTEN CONSENT

John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a beneficial owner of more than $2,000 worth of the Company’s common stock, has notified the Company that he intends to present a proposal at the Annual Meeting. The text of the proposal and supporting statement as submitted by Mr. Chevedden are set forth below. All statements contained in the proposal and supporting statement below are the sole responsibility of the proponent:

Proposal 4 — Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period. However it takes 25% of Con-way shareholders, from only those shareholders with at least one-year of continuously stock ownership, to call a special meeting.

Thus potentially 50% of Con-way shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting due to the Con-way one-year rule. The average holding period for stock is less than one-year according to “Stock Market Investors Have Become Absurdly Impatient.”

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

Four Con-way directors received an alarming 12% in negative votes:
John Pope, chairman of our audit committee
Michael Murray, chairman of our nomination committee and member of our executive pay committee
Keith Kennedy, Lead Director, member of our audit and nomination committees
William Schroeder, chairman of our executive pay committee

Mr. Pope was negatively flagged by GMI Ratings, an independent investment research firm, for his involvement with the Federal-Mogul bankruptcy and was potentially overextended with director duties at 4 public companies. Mr. Kennedy was also an inside-related director. Mr. Pope had 11-years long-tenure. The 3 other directors had 17-years long-tenure which detracts from director independence.

GMI had issues with Con-way executive pay:
Unvested equity pay can partially or fully accelerate upon CEO termination.
Con-way had not disclosed specific, quantifiable performance objectives for our CEO.

Con-way gives long-term incentive pay to executives without requiring our company to perform above the median of its peer group.
Our CEO’s annual incentives did not rise or fall in line with annual financial performance.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent — Proposal 4

--------------------------------- End of Shareholder Proposal -------------------------------

Board of Directors Statement in Opposition

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

•	the Board believes that our current corporate governance structure, which provides shareholders the right to act by written consent of 66 2/3% of outstanding shares and the right to call a special meeting, should be retained, especially since the current threshold for action by written consent was approved by our shareholders just two years ago;
•	the Company’s current threshold for action by written consent is well below the unanimous standard required at many other companies and because the proposal does not provide for the procedural protections of notice and an opportunity to participate in the deliberative process to all shareholders, the Board believes the current threshold appropriately protects both shareholders and the Company; and
•	the Company’s overall corporate governance structure demonstrates our commitment to provide shareholders with an opportunity for their views to be heard and to protect and further the interests of our shareholders.

The Board believes that our current corporate governance structure, which provides shareholders the right to act by written consent of 66 2/3% of outstanding shares and the right to call a special meeting, best serves the interests of the Company and our shareholders and should be retained.

Many companies do not permit shareholder action by written consent under any circumstances, whereas many others only permit action by unanimous written consent. Con-way’s Certificate of Incorporation, by contrast, already provides shareholders with the right to act by written consent. Furthermore, just two years ago, our shareholders overwhelmingly approved amendments to the Company’s Certificate of Incorporation that reduced the threshold for action by written consent from 80% to 66 2/3% of outstanding shares.

The Board continues to believe that the threshold previously approved by our shareholders appropriately protects both shareholders and the Company. Lowering the threshold would allow actions to be taken upon written consent without notice to or the deliberation of a large minority of shareholders. Under this proposal, a group of shareholders holding a bare majority of the voting power, who have no fiduciary duties to other shareholders, would be permitted to initiate action with no prior notice either to the other shareholders or to the Company. It would allow that group of shareholders to impose potentially significant change on the Company without giving other shareholders an opportunity to participate and consider arguments, including those of the Company, for and against the action. The Board believes that if corporate actions are to be taken without the procedural protections of notice and an opportunity to participate in the deliberative process, it should reflect the will of a substantial majority — rather than a bare majority — of the shareholders, as the Company’s current governance structure provides.

The proposal asserts that, under the Company’s current shareholder-approved charter provisions, there are certain circumstances under which 50% of shareholders could be disenfranchised. In fact, it is this proposal that would enable the owners of a bare majority of shares to act by voting in favor of their own proposed action, without ever providing notice to other shareholders or the Company, thereby shutting all other shareholders out of the deliberative process. The Board does not believe that this is consistent with principles of shareholder democracy and sound corporate governance.

The Board also believes that adoption of this proposal is unnecessary when considered in the context of the Company’s overall corporate governance structure, especially the existing right of shareholders to call a special meeting of shareholders. The Board believes that it is important for our shareholders to be able to bring important matters to the attention of the Board, management and other shareholders. Under the Company’s current governance structure, holders of at least 25% of the outstanding shares held for at least one year have the right to call a special meeting of shareholders. The proposal inaccurately suggests that Delaware law provides for a 10% threshold for shareholders to call a special meeting, when in fact Delaware law is silent on the matter. This notwithstanding, the Board believes that the current threshold for calling special meetings, which was overwhelmingly approved by shareholders at the 2014 Annual Meeting, appropriately balances the interests of providing the ability to call a special meeting with protecting shareholders and the Company from the cost and disruption of special meetings being called by transitory shareholders with no long-term interest in the success of the Company. The Board believes that holding meetings, for which all shareholders receive proper notice and have an opportunity to deliberate and discuss the proposed actions and to consider the Company’s position and recommendation before voting their shares, is the process which best protects the interests of all shareholders when proposed actions are being considered outside the context of an Annual Meeting of shareholders.

The Company has a demonstrated commitment to the principles of sound corporate governance, working to ensure that our practices provide our shareholders with an opportunity for their views to be heard and to protect and further the interests of our shareholders. Among others, shareholder-friendly aspects of the Company’s governance practices include: (i) all directors are elected annually; (ii) shareholders have the right to call special meetings and to act by written consent; (iii) the Board’s leadership structure provides for an independent non-executive Chairman; and (iv) outside of the specific and unique context of action by written consent, there are no supermajority voting thresholds in the Company’s Certificate of Incorporation and Bylaws. Moreover, the Company also has a majority vote standard in uncontested director elections.

We believe that this comprehensive package of governance practices and policies, including the right to call special meetings, enables shareholders to: (i) raise important matters to the Board, management and other shareholders; (ii) hold the Board and management accountable; and (iii) when necessary, take quick action to support their interests. The Company’s current practices and policies implement these goals without the governance risk to shareholders and the Company that would be associated with action by written consent as contemplated by the proposal.

Required Vote; Recommendation Only

The favorable vote of the holders of a majority of the voting power represented at the meeting and entitled to vote on such matter is required to approve this Proposal 4. Shareholders should be aware that this shareholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors, and therefore, its approval would not effectuate the actions requested by the proposal.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 4.

PROPOSAL NUMBER 5: SHAREHOLDER PROPOSAL RELATING TO
ACCELERATED VESTING OF EQUITY AWARDS

The Teamsters General Fund (the “Fund”), located at 25 Louisiana Avenue NW, Washington, DC 20001, a beneficial owner of more than $2,000 worth of the Company’s common stock, has notified the Company that it intends to present a proposal at the Annual Meeting. The text of the proposal and supporting statement as submitted by the Fund are set forth below. All statements contained in the proposal and supporting statement below are the sole responsibility of the proponent:

RESOLVED: The shareholders ask the Board of Directors of Con-Way to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any named executive officer, provided, however, that the Board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2015 annual meeting.

SUPPORTING STATEMENT:

Con-Way (“Company”) allows executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a termination and change in control as of December 31, 2013, could have accelerated the vesting of $18 million worth of long-term equity to the Company’s five senior executives, with the President and CEO entitled to $7.2 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as, providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one-third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

---------------------------------- End of Shareholder Proposal ----------------------------------

Board of Directors’ Statement in Opposition to the Proposal

The Board of Directors recommends that you vote AGAINST the proposal for the following reasons:

•	our executives’ equity awards have double-trigger vesting and therefore, vesting accelerates following a change in control of the Company only if an executive also experiences a qualifying termination of employment;
•	our current structure of equity compensation, including double-trigger vesting, appropriately and effectively aligns the interests of Company executives and our shareholders in a change-in-control scenario and should not be changed;
•	our current practice of double-trigger vesting following a change in control is consistent with the practices of our peers and other publicly-traded companies with which we compete for executive talent; and
•	the proposal could place the Company at a competitive disadvantage in recruiting, retaining and motivating executive talent.

The Board believes that the most effective executive compensation program is one that is designed to reward the achievement of both annual and long-term Company performance goals and that aligns the interests of Company executives with those of our shareholders, with the ultimate objective of increasing shareholder value. The Company’s current structure of equity incentive compensation appropriately and effectively aligns the interests of executives and shareholders and should not be changed. The Company’s shareholder-approved 2012 Equity and Incentive Plan (“Incentive Plan”) provides for the accelerated vesting of equity awards following a change in control in limited circumstances. Under the terms of the Incentive Plan, vesting of equity awards is accelerated only if, within 2 years following a change in control of the Company:

•	a participant’s employment with the Company or an affiliate is involuntarily terminated for a reason other than cause; or
•	a participant terminates his or her employment for good reason, as defined in the applicable award agreement.

The Compensation Committee has approved equity incentive compensation pursuant to the Incentive Plan for the Company’s executive officers that contemplates a range of vesting structures such as: (i) awards with three-year vesting periods, in the case of RSUs; (ii) awards with three-year performance periods, in the case of PSPUs; and (iii) awards that vest in three equal annual installments beginning on the January 1 following the date of the grant, in the case of stock options. The Company’s policy, as reflected in the Incentive Plan and related award agreements, is that an executive’s unvested equity awards will vest following a change in control only if the executive also experiences a qualifying termination of employment, or double-trigger vesting.

The Board believes that accelerating vesting of equity awards in these circumstances appropriately and effectively aligns the interests of executives with those of our shareholders in a change in control scenario. A change in control transaction can lead to uncertainty and concern for Company executives. In the event that such a transaction is being considered, executives should not be focused on whether they are at risk of forfeiting the full value of their unvested equity awards. This could lead to distraction, or even disincentives, that deter the pursuit and completion of a change in corporate control transaction that might otherwise be in the best interests of the Company’s shareholders. It is important for equity awards to be structured so that executives are motivated to continue to work for the Company through a change in corporate control, thereby preventing the potential loss of key personnel at a time when retaining such employees is critical for the successful execution of a transaction that is in the best interest of shareholders. Providing for double-trigger acceleration of equity award vesting, as the Company currently does, eliminates this potential misalignment of the interests of executives and shareholders by ensuring that executives, who are implementing strategic actions in the best interests of shareholders, are not at the same time facing a significant loss of compensation.

From a competitive standpoint, the Company is mindful of the practices of other publicly-traded companies with which we compete for talent. The proponent, however, references companies that are among the largest companies in the world by market capitalization and are, therefore, unlikely to undergo a change in corporate control. Based on publicly available information, acceleration of vesting upon a change in control is standard practice among public companies generally. According to a recent study of 160 public companies drawn from the S&P 500, over 90% of the companies provided for accelerated vesting of equity awards upon either a change in control, a change in control followed by termination or a change in control that does not include replacement awards that are equivalent to the outstanding equity awards. (“2014 Study of Executive Change-in-Control Arrangements” by Meridian Compensation Partners LLC.) In contrast, the pro-rata vesting requested by the proposal was not even mentioned in the recent study except in connection with performance awards, where the use of pro-rata vesting dropped from 40% to 31% between 2010 and 2013.

Moreover, the majority of the Company’s peers do not disclose a pro rata vesting policy as contemplated by the proposal. As a result, unless such a policy is adopted by the companies with which the Company competes for executive talent, the proposal could put the Company at a competitive disadvantage in attracting and retaining highly qualified executive talent, thus jeopardizing its long-term performance and ability to create and deliver maximum value to its shareholders.

As is the case with all aspects of the Company’s executive compensation program, the Board seeks to engage directly with our shareholders on this issue. It would be a mistake to simply adopt the proposed policy when it is not clear from its language what its implementation would even require. The first clause of the resolution relates only to single-trigger vesting (i.e., acceleration of vesting upon a change in control). The second clause again refers to single-trigger vesting, but in that instance refers to acceleration of vesting up to the time of a termination of employment. Consequently, the proposal is, at best, ambiguous as to whether it would (i) prohibit acceleration of vesting upon either a change in control or a termination of employment; (ii) prohibit acceleration of vesting even if both triggers are present; or (iii) permit acceleration of vesting only upon a termination of employment.

The Board of Directors believes that the Compensation Committee, which is currently comprised solely of independent, non-management directors, needs to be in a position to develop executive compensation principles and practices that reflect market conditions and are in the best interests of the Company’s shareholders. To do that, the Board has determined after careful consideration that the Compensation Committee must be given latitude to develop an executive compensation program that is effective and competitive and that is designed to foster achievement of the strategic, operational and financial goals of the Company. The proposal’s restrictions on the Compensation Committee’s ability to permit executives to realize the full value of their equity awards upon a change in corporate control coupled with a qualifying termination event could place the Company at a competitive disadvantage in recruiting, retaining and motivating executive talent. As a consequence, adoption of the proposal could harm shareholder value by inhibiting the Company’s strategic, operational and financial goals.

Required Vote; Recommendation Only

The favorable vote of the holders of a majority of the voting power represented at the meeting and entitled to vote on such matter is required to approve this Proposal 5. Shareholders should be aware that this shareholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors, and therefore, its approval would not effectuate the actions requested by the proposal.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 5.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any beneficial owner of more than 10% of the Company’s common stock, to file reports of their ownership, and changes in ownership, of our common stock with the SEC. The Company undertakes to file such reports on behalf of our current reporting directors and executive officers.

Based upon examination of the copies of such reports and the written representations of our directors and executive officers, the Company believes that its directors and executive officers and beneficial owners of more than 10% of the Company’s common stock have complied with all filing requirements under Section 16(a) of the Exchange Act during 2014.

CONFIDENTIAL VOTING

Under the confidential voting policy adopted by the Board of Directors, all proxies, ballots, and voting materials that identify the votes of specific shareholders will be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots, or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided that the Company is unable to determine how any particular shareholder voted.

Access to proxies, ballots, and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count, and tabulation of proxies.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2016 Annual Meeting of Shareholders must be received by the Company no later than December 1, 2015, to be considered for inclusion in the Company’s proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

The Company’s Bylaws require that any proposal (including any director nomination) intended to be presented directly at the 2016 Annual Meeting, and not submitted for inclusion in the Company’s proxy materials as described above, must be submitted in accordance with the requirements of the Bylaws no earlier than December 14, 2015 and no later than January 13, 2016.

All proposals or nominations by shareholders must be addressed to the Corporate Secretary, Con-way Inc., 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

HOUSEHOLDING INFORMATION

SEC rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings to the Company. To take advantage of this opportunity, we have in some instances delivered or caused to be delivered only one Notice or set of Annual Meeting materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any shareholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

OTHER MATTERS

The Company will furnish to interested shareholders, free of charge, a copy of its 2014 Annual Report on Form 10-K filed with the SEC. The report will be available for mailing after April 15, 2015. Please direct your written request to the Corporate Secretary, Con-way Inc., 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

Your Board knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

The expense of proxy solicitation will be borne by the Company. The solicitation is being made by mail and may also be made by telephone, Internet, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. In addition, the Company has engaged the services of Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies for a fee of $15,000, plus expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company’s voting stock.

BY ORDER OF THE BOARD OF DIRECTORS

STEPHEN K. KRULL
Secretary

March 30, 2015

Con-way®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM ET, on May 11, 2015. All votes by 401(k) Plan participants must be received by 11:59 PM ET, on May 8, 2015.

Vote by Internet

- Go to **www.envisionreports.com/CNW**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals **The Board of Directors recommends a vote FOR the election of the director nominees named below.**

1. Election of eleven directors for a one-year term

Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - W. Keith Kennedy, Jr.	☐	☐	☐	02 - Michael J. Murray	☐	☐	☐	03 - Edith R. Perez	☐	☐	☐
04 - P. Cody Phipps	☐	☐	☐	05 - John C. Pope	☐	☐	☐	06 - William J. Schroeder	☐	☐	☐
07 - Wayne R. Shurts	☐	☐	☐	08 - Douglas W. Stotlar	☐	☐	☐	09 - Peter W. Stott	☐	☐	☐
10 - Roy W. Templin	☐	☐	☐	11 - Chelsea C. White III	☐	☐	☐				

The Board of Directors recommends a vote FOR Proposal 2 below.

	For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3 below.

	For	Against	Abstain
3. Ratify appointment of KPMG LLP as the Company's independent registered public accounting firm for 2015	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4 below.

	For	Against	Abstain
4. Shareholder proposal relating to shareholder action by written consent	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 5 below.

	For	Against	Abstain
5. Shareholder proposal relating to accelerated vesting of equity awards	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

021EBB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Con-way Inc.

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This Proxy is Solicited on Behalf of the Board of Directors of Con-way Inc.
for the Annual Meeting of Shareholders to be held Tuesday, May 12, 2015 at 9:00 a.m. ET

The undersigned hereby appoints M.J. MURRAY, W.J. SCHROEDER and C.C. WHITE, and each of them, the proxies of the undersigned, with full power of substitution, to vote the shares of common stock of Con-way Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 12, 2015 at 9:00 a.m. ET at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan 48242, and at any adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

If shares of Con-way Inc. common stock are credited to the account(s) of the undersigned under one or more of the Company's 401(k) Plans (the Con-way Retirement Savings Plan, the Con-way 401(k) Plan and the Con-way Personal Savings Plan), then the undersigned hereby directs the Trustee of each of the Plan(s), to vote all such shares in accordance with the instructions given herein at the Annual Meeting and at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof. The Trustee will vote shares as to which timely instructions are not received in the same manner and proportion as the common shares in the Plan for which it does receive valid, timely voting instructions.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5 on the reverse side (other than 401(k) Plan participants discussed above).

(Continued and to be marked, dated and signed on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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